Exhibit 10.82

$200,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

CNX GAS CORPORATION, as Borrower

and

THE GUARANTORS PARTY HERETO

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION and

CITIBANK, N.A.,

as the Co-Administrative Agents

and

BANK OF AMERICA, N.A.,

BNP PARIBAS, and

CALYON NEW YORK BRANCH,

as the Co-Documentation Agents

and

PNC CAPITAL MARKETS, INC., and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers

Dated as of October 7, 2005

1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions.		1
	1.2	Construction.		25
		1.2.1	Number; Inclusion.	25
		1.2.2	Determination.	25
		1.2.3	Paying Agent’s Discretion and Consent.	25
		1.2.4	Documents Taken as a Whole.	25
		1.2.5	Headings.	26
		1.2.6	Implied References to this Agreement.	26
		1.2.7	Persons.	26
		1.2.8	Modifications to Documents.	26
		1.2.9	From, To and Through.	26
		1.2.10	Shall; Will.	26
	1.3	Accounting Principles.		26

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			27
	2.1	Commitments		27
		2.1.1	Revolving Credit Commitments.	27
		2.1.2	Swing Loan Commitment.	27
	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.		27
	2.3	Commitment Fees.		28
	2.4	Voluntary Commitment Reduction.		28
	2.5	Loan Requests.		28
		2.5.1	Revolving Credit Loan Requests.	28
		2.5.2	Swing Loan Requests.	29
	2.6	Making Revolving Credit Loans and Swing Loans.		29
		2.6.1	Making Revolving Credit Loans.	29
		2.6.2	Making Swing Loans.	30
	2.7	Revolving Credit Notes and Swing Loan Note.		30
		2.7.1	Revolving Credit Note.	30
		2.7.2	Swing Loan Note.	30
	2.8	Use of Proceeds.		30
	2.9	Borrowing Base.		30
	2.10	Letter of Credit Subfacility.		32
		2.10.1	Issuance of Letters of Credit.	32
		2.10.2	Letter of Credit Fees.	33
		2.10.3	Participations, Disbursements, Reimbursement.	33
		2.10.4	Repayment of Participation Advances.	35
		2.10.5	Documentation.	35
		2.10.6	Determinations to Honor Drawing Requests.	36
		2.10.7	Nature of Participation and Reimbursement Obligations.	36
		2.10.8	Indemnity.	37
		2.10.9	Liability for Acts and Omissions.	38
	2.11	Borrowings to Repay Swing Loans.		39

	2.12	Increase in Commitments.		40
		2.12.1	Increasing Lenders and New Lenders.	40
		2.12.2	Treatment of Outstanding Loans and Letters of Credit.	41

3.	INTENTIONALLY OMITTED			42

4.	INTEREST RATES			42
	4.1	Interest Rate Options.		42
		4.1.1	Revolving Credit Interest Rate Options.	42
		4.1.2	Interest Rate for Swing Loans.	42
		4.1.3	Rate Quotations.	42
	4.2	Interest Periods.		43
		4.2.1	Amount of Borrowing Tranche.	43
		4.2.2	Renewals.	43
	4.3	Interest After Default.		43
		4.3.1	Letter of Credit Fees, Interest Rate.	43
		4.3.2	Other Obligations.	43
		4.3.3	Acknowledgment.	43
		4.3.4	Euro-Rate Option Not Available Under Certain Circumstances.	44
	4.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.		44
		4.4.1	Unascertainable.	44
		4.4.2	Illegality; Increased Costs; Deposits Not Available.	44
		4.4.3	Paying Agent’s and Lender’s Rights.	44
	4.5	Selection of Interest Rate Options.		45

5.	PAYMENTS			45
	5.1	Payments.		45
	5.2	Pro Rata Treatment of Lenders.		46
	5.3	Interest Payment Dates.		46
	5.4	Voluntary Prepayments.		46
		5.4.1	Right to Prepay.	46
		5.4.2	Replacement of a Lender.	47
		5.4.3	Mitigation Obligation.	48
	5.5	Additional Compensation in Certain Circumstances.		48
		5.5.1	Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.	48
		5.5.2	Indemnity.	49
	5.6	Borrowing Base Deficiency.		50

6.	REPRESENTATIONS AND WARRANTIES			51
	6.1	Representations and Warranties.		51
		6.1.1	Organization and Qualification.	51
		6.1.2	Capitalization and Ownership.	51

		6.1.3	Subsidiaries.	51
		6.1.4	Power and Authority.	52
		6.1.5	Validity and Binding Effect.	52
		6.1.6	No Conflict.	52
		6.1.7	Litigation.	52
		6.1.8	Title to Properties.	52
		6.1.9	Financial Statements.	53
		6.1.10	Use of Proceeds; Margin Stock.	54
		6.1.11	Full Disclosure.	54
		6.1.12	Taxes.	54
		6.1.13	Consents and Approvals.	54
		6.1.14	No Event of Default; Compliance with Instruments.	55
		6.1.15	Patents, Trademarks, Copyrights, Licenses, Etc.	55
		6.1.16	Solvency.	55
		6.1.17	Producing Wells.	55
		6.1.18	Insurance.	56
		6.1.19	Compliance with Laws.	56
		6.1.20	Material Contracts; Burdensome Restrictions.	56
		6.1.21	Investment Companies; Regulated Entities.	56
		6.1.22	Plans and Benefit Arrangements.	56
		6.1.23	Employment Matters.	58
		6.1.24	Environmental Matters.	58
		6.1.25	Senior Debt Status.	60
		6.1.26	Anti-Terrorism Laws.	60
		6.1.27	Gas Imbalances.	61
	6.2	Updates to Schedules.		61

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			61
	7.1	First Loans and Letters of Credit.		61
		7.1.1	Officer’s Certificate.	61
		7.1.2	Secretary’s Certificate.	62
		7.1.3	Delivery of Loan Documents.	62
		7.1.4	Opinion of Counsel.	62
		7.1.5	Legal Details.	63
		7.1.6	Payment of Fees.	63
		7.1.7	Audited Financials; Projections.	63
		7.1.8	Engineering Report.	63
		7.1.9	Title to Gas Properties.	63
		7.1.10	Consents.	64
		7.1.11	Officer’s Certificate Regarding MACs.	64
		7.1.12	No Violation of Laws.	64
		7.1.13	No Actions or Proceedings.	64
		7.1.14	Insurance Policies; Certificates of Insurance.	64
		7.1.15	ERISA; Tax; Other Due Diligence.	64
		7.1.16	[Intentionally Omitted.]	65

		7.1.17	Intercompany Credit Facility.	65
		7.1.18	Administrative Questionnaire.	65
		7.1.19	Lien Search.	65
		7.1.20	Environmental Condition.	65
	7.2	Each Additional Loan or Letter of Credit.		65

8.	COVENANTS			66
	8.1	Affirmative Covenants.		66
		8.1.1	Preservation of Existence, Etc.	66
		8.1.2	Payment of Liabilities, Including Taxes, Etc.	66
		8.1.3	Maintenance of Insurance.	66
		8.1.4	Maintenance of Properties.	67
		8.1.5	Maintenance of Patents, Trademarks, Etc.	67
		8.1.6	Visitation Rights.	67
		8.1.7	Keeping of Records and Books of Account.	68
		8.1.8	Plans and Benefit Arrangements.	68
		8.1.9	Compliance with Laws.	68
		8.1.10	Use of Proceeds.	68
		8.1.11	Tax Shelter Regulations.	68
		8.1.12	Subordination of Intercompany Loans.	69
		8.1.13	Anti-Terrorism Laws.	69
		8.1.14	Compliance with Leases; Pipeline Agreements and Other Instruments.	69
		8.1.15	Certain Additional Assurances Regarding Maintenance and Operations of Properties.	70
		8.1.16	Title Matters.	70
	8.2	Negative Covenants.		70
		8.2.1	Indebtedness.	70
		8.2.2	Liens.	71
		8.2.3	Guaranties.	72
		8.2.4	Loans and Investments.	72
		8.2.5	Dividends and Related Distributions.	73
		8.2.6	Liquidations, Mergers, Consolidations, Acquisitions.	74
		8.2.7	Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries.	75
		8.2.8	Affiliate Transactions; Change in Affiliate Contracts.	76
		8.2.9	Subsidiaries, Partnerships and Joint Ventures.	76
		8.2.10	Continuation of or Change in Business.	76
		8.2.11	Plans and Benefit Arrangements.	77
		8.2.12	Fiscal Year.	77
		8.2.13	Issuance of Stock.	78
		8.2.14	Changes in Organizational Documents.	78
		8.2.15	Negative Pledges.	78
		8.2.16	Hedging.	78
		8.2.17	Sale of Proved Reserves; Pooling.	78

		8.2.18	Maximum Leverage Ratio.	79
		8.2.19	Minimum Interest Coverage Ratio.	79
	8.3	Reporting Requirements.		79
		8.3.1	Quarterly Financial Statements.	79
		8.3.2	Annual Financial Statements.	80
		8.3.3	SEC Web Site.	80
		8.3.4	Certificate of the Borrower.	80
		8.3.5	Notice of Default.	81
		8.3.6	Notice of Litigation.	81
		8.3.7	Certain Events.	81
		8.3.8	Budgets, Forecasts, Other Reports and Information.	81
		8.3.9	Notices Regarding Plans and Benefit Arrangements.	82
		8.3.10	Reserve Reports.	83
		8.3.11	Tax Shelter Provisions.	84

9.	DEFAULT			84
	9.1	Events of Default.		84
		9.1.1	Payments Under Loan Documents.	84
		9.1.2	Breach of Warranty.	85
		9.1.3	Breach of Negative Covenants or Visitation Rights.	85
		9.1.4	Breach of Other Covenants.	85
		9.1.5	Defaults in Other Agreements or Indebtedness.	85
		9.1.6	Final Judgments or Orders.	85
		9.1.7	Loan Document Unenforceable.	86
		9.1.8	Uninsured Losses; Proceedings Against Assets.	86
		9.1.9	Notice of Lien or Assessment.	86
		9.1.10	Insolvency.	86
		9.1.11	Events Relating to Plans and Benefit Arrangements.	86
		9.1.12	Cessation of Business.	87
		9.1.13	Change of Control.	87
		9.1.14	Involuntary Proceedings.	87
		9.1.15	Voluntary Proceedings.	88
		9.1.16	Borrowing Base.	88
	9.2	Consequences of Event of Default.		88
		9.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.	88
		9.2.2	Bankruptcy, Insolvency or Reorganization Proceedings.	88
		9.2.3	Set-off.	89
		9.2.4	Suits, Actions, Proceedings.	89
		9.2.5	Application of Proceeds.	89
		9.2.6	Other Rights and Remedies.	90
	9.3	Notice of Sale.		90

10.	THE PAYING AGENT; THE CO-ADMINISTRATIVE AGENTS			90
	10.1	Appointment.		90

	10.2	Delegation of Duties.		91
	10.3	Nature of Duties; Independent Credit Investigation.		91
	10.4	Actions in Discretion of Agents; Instructions From the Lenders.		92
	10.5	Reimbursement and Indemnification of Agents by the Borrower.		92
	10.6	Exculpatory Provisions; Limitation of Liability.		93
	10.7	Reimbursement and Indemnification of Agents by Lenders.		94
	10.8	Reliance by Agents.		94
	10.9	Notice of Default.		94
	10.10	Notices.		95
	10.11	Lenders in Their Individual Capacities.		95
	10.12	Holders of Notes.		95
	10.13	Equalization of Lenders.		96
	10.14	Successor Agents.		96
	10.15	Agent’s Fee.		97
	10.16	Availability of Funds.		97
	10.17	Calculations.		98
	10.18	No Reliance on Agents’ Customer Identification Program.		98
	10.19	Beneficiaries.		98
	10.20	Certain Releases of Guarantors.		98

11.	MISCELLANEOUS			99
	11.1	Modifications, Amendments or Waivers.		99
		11.1.1	Increase of Commitment; Extension of Expiration Date; Modification of Terms of Payment.	99
		11.1.2	Release of Guarantor.	99
		11.1.3	Borrowing Base	100
		11.1.4	Miscellaneous.	100
	11.2	No Implied Waivers; Cumulative Remedies; Writing Required.		100
	11.3	Reimbursement and Indemnification of Lenders by the Borrower; Taxes.		100
	11.4	Holidays.		101
	11.5	Funding by Branch, Subsidiary or Affiliate.		102
		11.5.1	Notional Funding.	102
		11.5.2	Actual Funding.	102
	11.6	Notices.		102
	11.7	Severability.		103
	11.8	Governing Law.		103
	11.9	Prior Understanding.		104
	11.10	Duration; Survival.		104
	11.11	Successors and Assigns; Joinder of New Lenders.		104
	11.12	Confidentiality.		106
		11.12.1	General.	106
		11.12.2	Sharing Information With Affiliates of the Lenders.	106
	11.13	Counterparts.		107
	11.14	Exceptions.		107
	11.15	CONSENT TO FORUM; WAIVER OF JURY TRIAL.		107

11.16	Certifications From Lenders and Participants		108
	11.16.1	Tax Withholding.	108
	11.16.2	USA Patriot Act.	109
11.17	Joinder of Guarantors.		109
11.18	Register.		110
11.19	Certain Actions by Agent.		110

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.3	-	SUBSIDIARIES
SCHEDULE 6.1.24	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	PERMITTED GUARANTIES

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)	-	NEW LENDER JOINDER
EXHIBIT 1.1(G)(1)	-	GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(R)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(S)	-	SWING LOAN NOTE
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 7.1.4(A)	-	OPINION OF COUNSEL
EXHIBIT 7.1.4(B)	-	OPINION OF MCGUIRE WOODS LLP
EXHIBIT 8.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.4	-	QUARTERLY COMPLIANCE CERTIFICATE

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of October 7, 2005 and is made by and among CNX GAS CORPORATION, a Delaware corporation (the “Borrower”), EACH OF THE GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION and CITIBANK, N.A., in their capacity as co-administrative agents for the Lenders under this Agreement (collectively, the “Co-Administrative Agents”).

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $200,000,000; and

WHEREAS, the revolving credit facility shall be used for general corporate purposes of the Loan Parties, including without limitation, transaction fees and expenses, Letters of Credit, Permitted Acquisitions, repayment of the Intercompany Credit Facility, and working capital and capital expenditures of the Loan Parties; and

WHEREAS, the Lenders are willing to provide such credit upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Affiliate Contracts shall mean collectively that certain Master Separation Agreement, dated as of August 1, 2005, by and among CONSOL Energy Inc., certain of the CEI Subsidiaries (as defined therein), CNX Gas Corporation and certain of the GasCo Subsidiaries

(as defined therein) and that certain Master Cooperation and Safety Agreement, dated as of August 1, 2005, by and among CONSOL Energy Inc., the CEI Subsidiaries (as defined therein), CNX Gas Corporation and the CNX Subsidiaries (as defined therein).

Agent’s Fee shall have the meaning assigned to that term in Section 10.15.

Agreement shall mean this Credit Agreement, as the same may be supplemented or amended from time to time, including all schedules and exhibits.

Alternate Reserve Report means a report, in form and detail reasonably satisfactory to the Co-Administrative Agents and the Required Borrowing Base Lenders, on reserves updated internally by the Borrower making adjustments for any changes in production volumes, expenses, and for dispositions of properties subsequent to the effective date of the information contained in, and based upon, the immediately preceding Reserve Report and, at the Borrower’s option, for any acquisitions of properties not included in the immediately preceding Reserve Report or the restoration to the Borrowing Base of properties previously removed from the Borrowing Base by the Borrower.

Annual Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Lender Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Commitment Fee Rate shall mean the percentage rate per annum at the indicated level of Utilization Percentage in the pricing grid on Schedule 1.1(A) below the heading “Commitment Fee.” The Applicable Commitment Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum at the indicated level of Utilization Percentage in the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.” The Applicable Letter of Credit Fee Rate shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Margin shall mean, as applicable:

(A) the percentage spread to be added to Base Rate under the Base Rate Option at the indicated level of Applicable Utilization Percentage in the pricing grid on Schedule 1.1(A) below the heading “Base Rate Spread,” and

(B) the percentage spread to be added to Euro-Rate under the Euro-Rate Option at the indicated level of Applicable Utilization Percentage in the pricing grid on Schedule 1.1(A) below the heading “Euro-Rate Spread.”

The Applicable Margin shall be determined in accordance with the parameters set forth on Schedule 1.1(A).

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender and the Paying Agent, as Paying Agent and on behalf of the remaining Lenders, substantially in the form of Exhibit 1.1(A).

Authorized Officer shall mean those individuals, designated by written notice to the Paying Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Paying Agent.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Paying Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Paying Agent, or (ii) the Federal Funds Open Rate plus 0.5% per annum.

Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i).

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Blocked Person shall have the meaning assigned to such term in Section 6.1.26.2.

Borrower shall mean CNX Gas Corporation, a corporation organized and existing under the laws of the State of Delaware.

Borrowing Base shall mean, at any time when applicable pursuant to Section 2.9, the amount, determined in accordance with Section 2.9 and calculated in good faith using the Technical Agent’s usual and customary criteria for gas reserve evaluation and approved by the Required Borrowing Base Lenders.

Borrowing Base Properties shall mean those Proved Reserves included by the Borrower in the most recent Reserve Report from which the determination of the Borrowing Base is made hereunder which are (a) owned by any Loan Party, (b) located in the United States or such other location that is designated in writing by Borrower to the Technical Agent and which designation is acceptable to the Technical Agent and the Required Borrowing Base Lenders and (c) free of all Liens, other than Permitted Liens.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which date shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania, and if the applicable Business Day relates to any Loan to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Cash On Hand shall mean, as of any date of determination, an amount equal to the aggregate amount of all cash and cash equivalents of the Loan Parties as determined, on a consolidated basis in accordance with GAAP, as of such date (other than cash and cash equivalents which secure any Indebtedness as of such date).

Change of Control means with respect to the Borrower, (A) (i) any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than CONSOL Energy Inc. or any of its Subsidiaries, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of voting stock of the Borrower (or other securities convertible into such voting stock) representing 25% or more of the combined voting power of all then outstanding shares of voting stock of the Borrower and other securities convertible into such voting stock; or (ii) to the knowledge of the Borrower, any Person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), other than CONSOL Energy Inc. or any of its Subsidiaries, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or (B) within a period of twelve (12) consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower other than such change in directors that occurs in connection with a Stock Disposition.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be October 7, 2005.

Co-Administrative Agents shall mean the Paying Agent and the Technical Agent, in their capacity as co-administrative agents for the Lenders under this Agreement and their respective successors and assigns.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment shall mean as to any Lender its Revolving Credit Commitment plus, in the case of the Paying Agent, its Swing Loan Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fee shall have the meaning assigned to that term in Section 2.3.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.4.

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by any of the Loan Parties, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by any of the Loan Parties, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by any Loan Party in connection therewith, and (iv) any other consideration given or obligation incurred by any of the Loan Parties in connection therewith.

CONSOL Energy Note Indenture shall mean that certain Indenture, dated March 7, 2002, among CONSOL Energy Inc., certain of its Subsidiaries, and The Bank of Nova Scotia Trust Company of New York, as trustee, as supplemented, modified, amended, or restated from time to time.

Consolidated Cash Interest Expense for any period of determination shall mean, the amount of interest expense (in each case required in accordance with the terms of the note, instrument or other agreement applicable thereto to be payable in cash) of the Loan Parties for such period determined and consolidated in accordance with GAAP.

Consolidated EBITDA for any period of determination shall mean, without duplication and to the extent included in determining Consolidated Net Income, (i) Consolidated Net Income (excluding non-cash compensation expenses related to common stock and other equity securities issued to employees, extraordinary gains and losses, gains or losses on discontinued operations, and equity earnings or losses of Affiliates (other than Loan Parties)), plus (ii) interest expense (net of interest income), plus (iii) the sum of all income tax expense, depreciation, depletion and amortization of property, plant, equipment and intangibles, plus (iv) non-cash debt extinguishment costs, plus (v) non-cash charges due to cumulative effects of changes in accounting principles, plus (vi) cash dividends or distributions received from Affiliates to the extent not included in determining Consolidated Net Income, in each case of the Loan Parties for such period determined and consolidated in accordance with GAAP.

Consolidated Net Income shall mean for any period, the consolidated net income (or loss) of the Loan Parties, determined in accordance with GAAP.

Consolidated Tangible Net Worth shall mean as of any date of determination total stockholders’ equity less intangible assets of the Loan Parties as of such date, determined and consolidated in accordance with GAAP.

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or emanating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires investigation, cleanup, removal, remediation, containment, abatement or other response action or which otherwise constitutes a violation of Environmental Laws.

December 31 Reserve Report shall have the meaning assigned to that term in Section 8.3.10.1.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Drawing Date shall have the meaning assigned to that term in Section 2.10.3.2.

Environmental Complaint shall mean any written complaint by any Person or Official Body setting forth a cause of action for personal injury or property damage, natural resource damage, contribution or indemnity for environmental response costs, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws or any order, notice of violation, citation, subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, state, local and foreign Laws and regulations and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health or the environment; (iii) employee safety in the workplace; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Paying Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Paying Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Paying Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA or appropriate successor as shown on Moneyline Telerate Service display page 3750
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Paying Agent shall give prompt notice to the Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

Excluded Subsidiary shall mean each individually, and Excluded Subsidiaries shall mean collectively, each Subsidiary of the Borrower that is not directly or indirectly wholly-owned by the Borrower.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, October 7, 2010.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate. The rate per annum determined by the Paying Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker reasonably selected by the Paying Agent, as set forth on the applicable Telerate display page; provided, however that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day, or if no such rate shall be quoted by a Federal funds broker at such time, such other rate as determined by the Paying Agent in accordance with its usual procedures.

Financial Covenant Debt as of any date of determination shall mean the difference between the amounts determined under the following clauses (A) and (B) reduced by Cash On Hand:

(A) the sum (without duplication) for the Loan Parties of the following: (i) all Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g), (h), and (j) of the definition of Indebtedness, plus (ii) the net mark-to-market value determined in accordance with GAAP of the Loan Parties’ obligations and liabilities that are due and payable arising in connection with or as a result of early or premature termination of Hedge Agreements (whether or not occurring as a result of a default thereunder), minus

(B) the Indebtedness represented by any Loan Party’s Guaranty of the CONSOL Energy Note Indenture, but only to the extent such Indebtedness is not in default or due and payable.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9(ii).

Financials Delivery Date shall mean the date on which the Compliance Certificate is required to be delivered to the Paying Agent pursuant to Section 8.3.4.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Gas Properties means the Hydrocarbon Interests consisting of natural gas (whether in its gaseous or liquefied form); any property now or hereafter pooled or unitized with natural gas Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any of the foregoing Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to such Hydrocarbon Interests, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, profits à prendre, hereditaments, appurtenances and any property in anyway appertaining, belonging, affixed or incidental to such Hydrocarbon Interests, property, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

Governmental Acts shall have the meaning assigned to that term in Section 2.10.8.

Guarantor shall mean each party to this Agreement that is designated as a “Guarantor” on the signature page hereof and each other Person that joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.17.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, the Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(1).

Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Guaranty and Suretyship Agreement in substantially the form of Exhibit 1.1(G)(2) executed and delivered by each of the Guarantors to the Paying Agent for the benefit of the Lenders.

Hedge Agreement shall mean (i) any interest or currency rate swap, rate cap, rate floor, rate collar, exchange transaction, put or call option, forward agreement, foreign exchange or other exchange or rate protection agreement or any option with respect to any such transaction and (ii) any cap, floor, collar, exchange transaction, contract for sale for future delivery of oil or gas (whether or not the subject oil or gas is to be delivered), hedging contract, forward contract, swap agreement, futures contract, call or put option or any other similar agreement or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction (whether or not any of the foregoing contemplates physical deliveries or only financial contracts).

Historical Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Hybrid Security shall mean any of the following: (i) beneficial interests issued by a trust or other entity that constitutes a Loan Party, other than the Borrower, substantially all of the assets of which trust or other entity are unsecured Indebtedness of such Loan Party or proceeds thereof, and all payments of which Indebtedness are required to be, and are, distributed to the holder of beneficial interests in such trust promptly after receipt by such trust, or (ii) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time, would have, a redemption or similar payment.

Hydrocarbon Interests shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserve or residual interest of whatever nature.

Hydrocarbons means, collectively, oil, gas, casinghead gas, drip gasolines, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquified petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

Indebtedness shall mean, as to any Person at any time, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations of such Person with respect to letters of credit and bankers’ acceptances, whether or not matured, (d) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business and payable in accordance with customary practices that are not overdue for more than 90 days unless contested in good faith and by appropriate proceedings if adequate reserves in accordance with GAAP have been established on the books of such Person and accrued expenses incurred in the ordinary course of business), (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under any capital lease (other than advance royalties under a mineral lease), (g) all obligations of such Person under any Guaranty provided by such Person in respect of Indebtedness for borrowed money of another Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock, other equity interest or Hybrid Securities of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all net payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of any Hedge Agreement of such Person, and (j) all obligations (specifically including all surety and performance bonds) and other Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens of the type described in clauses (iii) and (vi) of the definition of Permitted Liens and nonconsensual statutory or common law Liens) upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, but only to the extent of the fair market value of such property.

Independent Engineer shall mean Schlumberger Technology Corporation—Data and Consulting Services Division or such other petroleum independent engineer mutually acceptable to the Borrower and the Co-Administrative Agents.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law.

Intercompany Credit Facility shall mean that certain Intercompany Revolving Credit Agreement, dated as of August 1, 2005, by and among the Borrower (as borrower thereunder) and CONSOL Energy Inc. (as lender thereunder) with an aggregate principal amount not to exceed $50,000,000.

Intercompany Subordination Agreement shall mean a Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Interest Coverage Ratio shall mean the ratio of Consolidated EBITDA to Consolidated Cash Interest Expense, determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be two weeks or one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Option shall mean any Euro-Rate Option or Base Rate Option.

Interim Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Issuing Bank shall mean the Paying Agent or any of the Paying Agent’s Affiliates in its capacity as the issuer of Letters of Credit hereunder.

June 30 Reserve Report shall have the meaning assigned to that term in Section 8.3.10.2.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party and its employees.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

LC Disbursement shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

LC Exposure shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all unpaid and outstanding Reimbursement Obligations arising from Letters of Credit and Letter of Credit Borrowings. The LC Exposure of any Lender at any time shall be its Ratable Share of the total LC Exposure at such time.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Letter of Credit shall have the meaning assigned to that term in Section 2.10.1.

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.10.3.2(ii).

Letter of Credit Fee shall have the meaning assigned to that term in Section 2.10.2.

Leverage Ratio shall mean the ratio of Financial Covenant Debt to Consolidated EBITDA. For purposes of calculating the Leverage Ratio, Financial Covenant Debt shall be determined as of the end of each fiscal quarter of the Borrower and Consolidated EBITDA shall be determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing), but shall not include any operating lease.

LLC Interests shall have the meaning given to such term in Section 6.1.3.

Loan Documents shall mean this Agreement, the Paying Agent’s Letter, the Guaranty Agreement, the Intercompany Subordination Agreement, the Notes, and any other instruments, certificates or documents (expressly excluding any Specified Hedge Agreements or any other Hedge Agreements) delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning given to such term in Section 2.5.

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans and Swing Loans or any Revolving Credit Loan or Swing Loan.

Material Adverse Change shall mean any set of circumstances or events that (a) has or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations of the Loan Parties taken as a whole, (c) impairs materially or would reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform their Indebtedness under this Agreement or any other Loan Document, or (d) impairs materially or would reasonably be expected to impair materially the ability of the Paying Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Material Contract shall mean any agreement that is material to the conduct of the business of the Loan Parties, taken as a whole.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Nonconsenting Lender shall mean any Lender who does not agree to an approval, consent, waiver or amendment to the Loan Documents as requested by the Borrower or the Paying Agent (which approval, consent, waiver or amendment has been approved by the Required Lenders) and the approval, consent, waiver or amendment of such Lender is required in accordance with the terms of Section 11.1 [Modifications, Amendments or Waivers].

Notes shall mean the Revolving Credit Notes and the Swing Loan Note.

Notices shall have the meaning assigned to that term in Section 11.6.

Obligation shall mean any obligation or liability of any of the Loan Parties to the Paying Agent, the Co-Administrative Agents, or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with this Agreement, the Notes, the Letters of Credit, the Paying Agent’s Letter or any other Loan Document. Obligations shall include the liabilities arising under any Specified Hedge Agreement but shall not include the liabilities to other Persons under any other Hedge Agreement.

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.10.3.2(ii).

Partnership Interests shall have the meaning given to such term in Section 6.1.3.

Paying Agent shall mean PNC Bank, National Association in its capacity as administrative agent for the Lenders under this Agreement, and its successors and assigns.

Paying Agent’s Letter shall have the meaning assigned to that term in Section 10.15.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.6.

Permitted Hedge Agreement means any Hedge Agreement which any Loan Party enters into with or through a counterparty that (a) has agreed to take physical delivery of the commodity or (b) has a credit rating of at least “A-” by Standard and Poors or “A3” by Moody’s Investment Service at the time such Hedge Agreement is entered into, together with the confirmations which such Loan Party may hereafter enter into with or through such counterparty covering, in the aggregate, among all such Hedge Agreements, not more than seventy-five percent (75%) of the Proved Reserves that are (i) attributable to the Loan Parties’ interest in the Borrowing Base Properties and (ii) projected to be produced during the term(s) of such Hedge Agreement(s).

Permitted Investments shall mean:

(i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America;

(ii) commercial paper (A) rated not lower than A-1 by Standard & Poor’s or P-1 by Moody’s on the date of acquisition or (B) issued by any of (x) the Paying Agent, (y) any Co-Administrative Agent, or (z) any Lender;

(iii) demand deposits, time deposits or certificates of deposit and other obligations issued by any of (w) the Paying Agent, (x) any Co-Administrative Agent, (y) any Lenders, or (z) any other domestic or foreign commercial bank that has stockholders equity of $100,000,000 or more on the date of acquisition;

(iv) obligations of any foreign government or obligations that possess a guaranty of the full faith and credit of any foreign government;

(v) obligations of any of the following:

(a) United States government sponsored enterprises, federal agencies, and federal financing banks that are not otherwise authorized including, but not limited to, the following:

(i) United States government sponsored enterprises such as instrumentalities of the Federal Credit System (Bank for Cooperatives, Federal Land Banks), Federal Home Loan Banks, and Federal National Mortgage Association; and

(ii) Federal Agencies such as instrumentalities of the Department of Housing and Urban Development (Federal Housing Administration, Government National Mortgage Association), Export Import Bank, Farmers Home Administration, and Tennessee Valley Authority;

(vi) obligations of states, counties, and municipalities of the United States;

(vii) debt obligations (other than commercial paper obligations) of domestic or foreign corporations;

(viii) preferred stock obligations with a floating rate dividend that is reset periodically at auction;

(ix) investments in repurchase agreements collateralized by any of the above securities eligible for outright purchase, provided the collateral is delivered to a bank custody account in accordance with the terms of a written repurchase agreement with a dealer bank; and

(x) investments in shares of institutional mutual funds whose investment policies are essentially in agreement with the above type and criteria for investments otherwise set forth in this definition of Permitted Investments, provided that investments described in clauses (i), (iv), (v), (vi), (vii), (viii), (ix), and (x) above are restricted to obligations rated no lower than A3 by Moody’s or A- by Standard & Poor’s.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs (including pledges or deposits of cash securing Letters of Credit that secure payment of such workmen’s compensation, unemployment insurance, old age pensions or other social security programs);

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens (including any other statutory nonconsensual or common law Liens), securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default (including pledges or deposits of cash securing Letters of Credit that secure such Liens of landlords securing obligations to make lease payments that are not yet due and payable or in default) or, with respect to any of the foregoing, that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established in accordance with GAAP;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for Hedge Agreements or the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business (including pledges or deposits of cash securing Letters of Credit that secure such performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or that secure such statutory obligations, or such surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business); provided that the Loan Parties shall be permitted to pledge or deposit up to $20,000,000 in cash as collateral security for obligations in connection with Specified Hedge Agreements;

(v) Encumbrances consisting of zoning restrictions, licenses, easements or other restrictions on the use of real property, and other matters affecting, or irregularities in, title thereto, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens and security interests in favor of the Paying Agent for the benefit of the Lenders required to be granted in any cash collateral pursuant to Sections 5.6(a) and 9.2.1;

(vii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(viii) Capital leases and Purchase Money Security Interests to the extent permitted by Section 8.2.1(iii);

(ix) Any Lien in an amount of $50,000 or less, provided, however, that such Lien shall no longer be permitted if it shall not be terminated within a period of thirty (30) days after any Responsible Officer of any Loan Party becomes aware of the existence thereof;

(x) Any Liens arising out of acquisitions permitted pursuant to Sections 8.2.4 and 8.2.6:

(1) in stock or assets being acquired, that are granted to secure Indebtedness incurred at the time of such acquisitions of such stock or assets (or within one year thereof) to finance the acquisition of such stock or assets, provided that no additional assets become subject to such Liens, and

(2) existing on any assets being acquired at the date of acquisition of such assets, provided that no additional assets become subject to such Liens,

provided, however, that any Liens permitted pursuant to the foregoing clauses (1) and (2) shall in no way secure Indebtedness that exceeds $20,000,000 in the aggregate at any one time outstanding;

(xi) Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien that is permitted by clauses (vii) or (x), provided that such Indebtedness is not increased when so refinanced, extended, renewed or refunded and that no additional assets become subject to such Liens;

(xii) Liens arising out of final judgments, awards, or orders, which are bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

(xiii) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed or bonded and continue to be stayed or bonded or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens;

(xiii) Statutory and common law banker’s Liens and rights of setoff on bank deposits; and

(xiv) Precautionary filings under the UCC by a lessor with respect to personal property leased to such Person to the extent such lease is permitted hereunder and under the other Loan Documents.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Paying Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Paying Agent in Pittsburgh, Pennsylvania.

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party.

Proved Developed Producing Reserves means the “proved developed producing oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

Proved Developed Non-Producing Reserves means the “proved developed non-producing oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

Proved Reserves means collectively the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves, and the Proved Undeveloped Reserves.

Proved Undeveloped Reserves means the “proved undeveloped oil and gas reserves” as such term is defined by the SEC in its standards and guidelines.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or deferred payments by such Loan Party for the purchase of such tangible personal property.

Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments (excluding the Swing Loan Commitment) of all of the Lenders.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” or “regulated substance” or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated by Environmental Laws.

Regulation U shall mean Regulation U, T, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.10.3.2.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan.

Required Borrowing Base Lenders shall mean, at any time, Lenders having Revolving Exposures and unused Revolving Credit Commitments representing more than 75% of the sum of the total Revolving Exposures and unused Revolving Credit Commitments at such time.

Required Environmental Notices shall mean all notices, reports, plans, forms or other filings which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Required Environmental Permits shall mean all permits, licenses, bonds, consents, programs, approvals or authorizations required under Environmental Laws to own, occupy or maintain the Property or which otherwise are required for the operations and business activities of the Borrower or Guarantors.

Required Lenders shall mean

(i) if there are no Revolving Credit Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Lenders whose Revolving Credit Commitments (excluding the Swing Loan Commitment) aggregate at least 50% of the Revolving Credit Commitments (excluding the Swing Loan Commitment) of all of the Lenders, or

(ii) if there are Revolving Credit Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, any Lender or group of Lenders if the sum of the Revolving Credit Loans, Reimbursement Obligations and Letter of Credit Borrowings

of such Lenders then outstanding aggregates at least 50% of the total principal amount of all of the Revolving Credit Loans, Reimbursement Obligations and Letter of Credit Borrowings then outstanding. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Paying Agent and not a participating Lender if such Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Reserve Report means the most recent of the December 31 Reserve Report, the June 30 Reserve Report, or the Alternate Reserve Report.

Reserve Report Date means December 31 and June 30 of each year, it being understood that no date shall be deemed a Reserve Report Date until the applicable Reserve Reports with respect thereto are available.

Responsible Officer shall mean each of the chief executive officer, president, chief financial officer and treasurer of each Loan Party, or with respect to Cardinal States Gathering Company, a Virginia general partnership, at any time such general partnership does not have one of the foregoing officers, its management committee representative.

Revolving Availability Period shall mean the period from and including the Closing Date to but excluding the earlier of the Expiration Date and the date of termination of the Revolving Credit Commitments.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 or 2.10.3.

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(R) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Exposure shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure and Swingline Exposure at such time.

Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans outstanding and the LC Exposure.

SEC shall mean the Securities Exchange Commission.

Settlement Date shall have the meaning assigned to that term in Section 2.11.

Shares shall have the meaning assigned to that term in Section 6.1.2.

Significant Gathering Systems shall mean those pipelines known generally as Cardinal I and Cardinal II and other gathering lines of the Loan Parties that are material to the gathering operations of the Loan Parties.

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitations, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Specified Hedge Agreement shall mean any Hedge Agreement (a) entered into by (i) any Loan Party and (ii) any Lender or any Affiliate thereof, or any Person that was a Lender or an Affiliate thereof when such Hedge Agreement was entered into as counterparty and (b) that has been designated by such Lender and the Borrower, by notice to the Paying Agent not later than thirty (30) days after the execution and delivery thereof by the Borrower, as a Specified Hedge Agreement; provided that the designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Lender or Affiliate thereof that is a party thereto any obligations of any Loan Party under any of the Loan Documents; provided further that to qualify as a Specified Hedge Agreement and be entitled to share in proceeds under Section 9.2.5 herein, prior to designating such Hedge Agreement as a Specified Hedge Agreement (in accordance with clause (b) above), such Lender or Affiliate thereof shall have entered into an agreement to equally and ratably share with the Lenders (i) all cash pledged or deposited as collateral for obligations arising out of the Specified Hedge Agreement upon the occurrence and during the continuation of an Event of Default and (ii) proceeds received by such Lender or Affiliate from the Loan Parties after the exercise of any actions by the Paying Agent under Section 9.2 pursuant to an intercreditor agreement acceptable in form and substance to the Paying Agent and such Lender or Affiliate thereof.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

Stock Disposition shall mean any event in which the voting stock of the Borrower held by CONSOL Energy Inc., directly or indirectly, is sold or distributed to investors in the public or private markets and which results in CONSOL Energy Inc. owning, directly or indirectly, 50% or less of the voting stock of the Borrower.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member and of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s Subsidiaries.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.

Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount of up to $10,000,000.

Swing Loan Note shall mean the Swing Loan Note of the Borrower in the form of Exhibit 1.1(S) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.

Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by PNC Bank to the Borrower pursuant to Section 2.6.2 hereof.

Swingline Exposure shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

Technical Agent shall mean Citibank, N.A. and its successors and assigns.

Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

United States or U.S. shall mean the United States of America.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Utilization Percentage shall mean, as determined quarterly, based upon the average daily balances of the Revolving Facility Usage for the preceding fiscal quarter divided by the lesser of (i) the Revolving Credit Commitments or (ii) the Borrowing Base.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1 Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2 Determination.

references to “determination” of or by the Paying Agent, any Co-Administrative Agent, or the Lenders shall be deemed to include good-faith estimates by the Paying Agent, each Co-Administrative Agent, or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Paying Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent manifest error;

1.2.3 Paying Agent’s Discretion and Consent.

whenever the Paying Agent, the Co-Administrative Agents, or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4 Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5 Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6 Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7 Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8 Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9 From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10 Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Annual Statements referred to in Section 6.1.9(i) [Historical Statements]). In the

event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Commitments

2.1.1 Revolving Credit Commitments.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan, such Lender’s Revolving Exposure shall not exceed such Lender’s Revolving Credit Commitment and provided further that the Revolving Exposures at any time shall not exceed the lesser of (a) the Borrowing Base or (b) the Revolving Credit Commitments of all the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.1.2 Swing Loan Commitment.

In order to minimize the transfer of funds between the Lenders and the Paying Agent, the Borrower may borrow, repay and reborrow Swing Loans and PNC Bank may make Swing Loans as provided in this Section 2.1.2 [Swing Loan Commitment]. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $10,000,000 (the “Swing Loan Commitment”), provided that the Revolving Exposures shall not at any time exceed the lesser of (a) the Borrowing Base or (b) the Revolving Credit Commitments. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the LC Exposure. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Paying Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee (the “Commitment Fee”) equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (a) such Lender’s Revolving Credit Commitment as the same may be constituted from time to time and (b) such Lender’s Revolving Exposure (for purposes of this computation, PNC Bank’s Swing Loans shall not be deemed to be borrowed amounts under its Revolving Credit Commitment). All Commitment Fees shall be payable in arrears on the last Business Day of each December, March, June, and September after the date hereof and on the Expiration Date or upon acceleration of the Notes.

2.4 Voluntary Commitment Reduction.

The Borrower shall have the right any time and from time to time upon three (3) Business Days’ prior written, irrevocable notice to the Paying Agent to permanently reduce, in whole multiples of $5,000,000 of principal, or terminate the Revolving Credit Commitments provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fee then accrued on the amount of such reduction or termination and (b) prepaying of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.5 [Additional Compensation in Certain Circumstances] hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated, and provided further that the Revolving Credit Commitments may not be reduced below the Revolving Exposures. Each reduction of Revolving Credit Commitments shall pro-ratably reduce the Revolving Credit Commitments of the Lenders. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 [Commitment Fees] shall correspondingly be reduced or cease.

2.5 Loan Requests.

2.5.1 Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Paying Agent, no later than (i) 11:00 a.m., Pittsburgh time, three (3) Business Days prior to: (A) the proposed Borrowing Date with respect to the making of Revolving Credit Loans or the renewal of Revolving Credit Loans to which the Euro-Rate

Option applies or (B) the date of the conversion to the Euro-Rate Option for any Revolving Credit Loans; and (ii) 10:00 a.m., Pittsburgh time, on either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Paying Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify or certify, as applicable (i) the proposed Borrowing Date or the proposed interest conversion date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $1,000,000 and not less than $5,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2 Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 1:00 p.m., Pittsburgh time, on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that PNC Bank may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $50,000 and shall be not less than $100,000.

2.6 Making Revolving Credit Loans and Swing Loans.

2.6.1 Making Revolving Credit Loans.

The Paying Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5 [Loan Requests], notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) each Lender’s Ratable Share as determined by the Paying Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Paying Agent such that the Paying Agent is able to, and the Paying Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable

Borrowing Date, provided that if any Lender fails to remit such funds to the Paying Agent in a timely manner, the Paying Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 10.16 [Availability of Funds].

2.6.2 Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2 [Swing Loan Requests], fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the Borrowing Date.

2.7 Revolving Credit Notes and Swing Loan Note.

2.7.1 Revolving Credit Note.

The obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender. The Revolving Credit Loans shall mature, and the Borrower unconditionally agrees to pay in full the unpaid principal amount and all amounts outstanding and unpaid in respect of the Revolving Credit Loans to the Paying Agent for the account of each Lender on the Expiration Date.

2.7.2 Swing Loan Note.

The obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(S) payable to the order of PNC Bank in a face amount equal to the Swing Loan Commitment.

2.8 Use of Proceeds.

The proceeds of the Revolving Credit Loans shall be used for general corporate purposes of the Loan Parties, including without limitation, transaction fees and expenses, Letters of Credit, Permitted Acquisitions, repayment of the Intercompany Credit Facility, and working capital and capital expenditures of the Loan Parties and in accordance with Section 8.1.10 [Use of Proceeds].

2.9 Borrowing Base.

(a) During the period from the Closing Date to the date of the initial determination of the Borrowing Base pursuant to the provisions of this Section 2.9, the Loan Parties, the Co-Administrative Agents and the Banks agree that the initial amount of the Borrowing Base shall be Three Hundred Eighty-Five Million Dollars ($385,000,000.00).

(b) Upon each delivery of a Reserve Report pursuant to Section 8.3.10 on or before the respective dates required thereby, then with respect to the December 31 Reserve Report or June 30 Reserve Report, as the case may be, the Technical Agent shall make a determination of the proposed Borrowing Base, and promptly thereafter the Co-Administrative Agents will propose by notice in writing to the Lenders a Borrowing Base for acceptance by the Required Borrowing Base Lenders. If such Borrowing Base, as proposed by the Co-Administrative Agents is accepted by the Required Borrowing Base Lenders, then such accepted Borrowing Base shall be communicated by the Paying Agent to the Borrower on or before 30 days following the date of delivery of such Reserve Report (the “Applicable Date”); provided that if such proposed Borrowing Base is not approved by the Required Borrowing Base Lenders prior to the Applicable Date then the Required Borrowing Base Lenders will establish and agree to a Borrowing Base established using criteria agreed upon by the Required Borrowing Base Lenders, and such amount will be communicated to the Borrower, within 30 days following the Applicable Date. Any Lender that shall fail to reject the proposed Borrowing Base within fifteen (15) days of notice of the proposed Borrowing Base shall be deemed to have approved the proposed amount of such Borrowing Base. The new Borrowing Base shall become effective as of the date that the Borrower receives notification from the Paying Agent of the new Borrowing Base, and until that time, the old Borrowing Base shall continue to be in effect. The Borrowing Base, as determined and established pursuant to this Section 2.9 shall be subject, at all times, to the redetermination or adjustment of the then effective Borrowing Base as a result of a redetermination of the Borrowing Base pursuant to Sections 2.9(c) or 2.9(d) or an adjustment of the Borrowing Base pursuant to 8.2.17(v).

(c) The Co-Administrative Agents upon the instruction of the Required Borrowing Base Lenders (and the Co-Administrative Agents without such instruction, one time between the delivery of Reserve Reports) shall, at any time, request from the Borrower an Alternate Reserve Report for the purpose of redetermining the Borrowing Base, and the Borrower shall have the right to request a redetermination of the Borrowing Base one time between the delivery of Reserve Reports by sending a written notice to the Paying Agent of such request along with an Alternate Reserve Report. In connection with any redetermination of the Borrowing Base related to a delivery of an Alternate Reserve Report, the Co-Administrative Agents shall propose by notice in writing, in a reasonably prompt manner, a new Borrowing Base, and the Required Borrowing Base Lenders shall agree to review in a reasonably prompt manner, and (if acceptable) approve a new Borrowing Base, which shall become effective upon receipt by the Borrower of notice of such new Borrowing Base. Any Lender that shall fail to reject the proposed Borrowing Base within fifteen (15) days of notice of the proposed Borrowing Base shall be deemed to have approved the proposed amount of such Borrowing Base. In connection with any such redetermination of the Borrowing Base, the Borrower shall deliver promptly upon the request of the Co-Administrative Agents an Alternate Reserve Report to the Co-Administrative Agents; provided that the Borrower’s failure to deliver such Alternate Reserve Report shall not preclude or impact the making of such redetermination of the Borrowing Base by the Co-Administrative Agents or the approval of such Borrowing Base by the Required Borrowing Base Lenders.

(d) At the request of the Co-Administrative Agents or the Required Lenders, in their sole discretion, the Borrowing Base may be redetermined in conformity with Section

2.9(c) at any time after the sale, transfer, lease, contribution or other conveyance in one or more transactions after the date of the latest redetermination of the Borrowing Base pursuant to this Agreement by any Loan Party to one or more Persons (other than another Loan Party), of Proved Reserves (whether directly or indirectly by means of the sale of equity interests in a Loan Party or otherwise) pursuant to Section 8.2.17(v).

(e) The Borrowing Base shall represent the good faith determination by the Co-Administrative Agents of the loan value of the Borrowing Base Properties based upon, among other things, information contained in the Reserve Report and in accordance with the applicable definitions and provisions herein contained, the Technical Agent’s standard policies regarding energy lending, industry lending practices, and consideration for the nature of the facilities established hereunder. The Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of the value of all Indebtedness of the Loan Parties), which is acknowledged by the Borrower to be essential for the adequate protection of the Co-Administrative Agents and the Lenders.

2.10 Letter of Credit Subfacility.

2.10.1 Issuance of Letters of Credit.

2.10.1.1 Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Loan Party by delivering or having such other Loan Party deliver to the Issuing Bank a completed application and agreement for letters of credit in such form as the Issuing Bank may specify from time to time by no later than 11:00 a.m., Pittsburgh time, at least three (3) Business Days, or such shorter period as may be agreed to by the Issuing Bank, in advance of the proposed date of issuance. The Borrower shall be a co-applicant and a co-obligor with respect to each Letter of Credit issued for the account of any other Loan Party, in which case each of the co-applicants and co-obligors will have joint and several liability with respect to any such Letter of Credit. Letters of Credit may be issued in the form of a Standby Letter of Credit or a Commercial Letter of Credit. Letters of Credit shall only be issued in U.S. Dollars.

2.10.1.2 The Borrower may make a request for the issuance of Letters of Credit at any time and from time to time during the Revolving Availability Period. If desired by the Borrower, subject to the terms hereof (including Revolving Facility Usage and the amount of the Borrowing Base), the Borrower may request that Letters of Credit be issued for the full amount of the Revolving Credit Commitments in effect from time to time. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10, the Issuing Bank or any of the Issuing Bank’s Affiliates will issue, amend, extend or renew a Letter of Credit provided that after giving effect to such issuance, amendment, extension or renewal:

(i) each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date twenty-four (24) months from the date of issuance; provided that any such Letter of Credit may automatically renew if such Letter of Credit has an automatic renewal feature set forth in the terms thereof, unless the Issuing Bank or Issuing Bank’s Affiliates give notice of termination of such Letter of Credit, or (B) a date that is ten (10) Business Days prior to the Expiration Date; and

(ii) the LC Exposure shall not exceed an amount equal to (a) the lesser of the total Revolving Credit Commitments or the Borrowing Base, minus (b) the Loans.

In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

2.10.2 Letter of Credit Fees.

2.10.2.1 Letter of Credit Fees. With respect to each Letter of Credit, the Borrower shall pay to the Paying Agent for the ratable account (determined based upon Ratable Share) of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee Rate, per annum, then in effect (computed on the basis of a year of 360 days and actual days elapsed) on the daily undrawn amount of the Letters of Credit, payable quarterly in arrears on the last Business Day of each December, March, June, and September following issuance of each Letter of Credit and on the Expiration Date.

2.10.2.2 Fronting Fees. In addition, the Borrower shall pay to the Issuing Bank for its own account a fronting fee equal to 0.125% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average undrawn amount of Letters of Credit outstanding and shall be payable quarterly in arrears on the last Business Day of each December, March, June, and September subsequent to the Closing Date and on the Expiration Date.

2.10.2.3 Customary Fees and Expenses. The Borrower shall also pay to the Paying Agent for the Issuing Bank’s sole account the Issuing Bank’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as the Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, extension, renewal, amendment, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit. For each Commercial Letter of Credit, the Borrower shall pay to the Issuing Bank for its own account, a negotiation fee of 0.25% of each draw on the Letter of Credit, payable at the time of the drawing.

2.10.3 Participations, Disbursements, Reimbursement.

2.10.3.1 Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and, without duplication, each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.10.3.2 The Borrower shall reimburse the Issuing Bank, in immediately available funds, on each date that an amount is paid by the Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by the Issuing Bank (such obligation to reimburse the Issuing Bank shall sometimes be referred to as a “Reimbursement Obligation”). In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Paying Agent will promptly notify the Borrower, provided that any failure of the Paying Agent to promptly notify the Borrower shall not release the Borrower from its Reimbursement Obligation. Each Reimbursement Obligation should be received by the Issuing Bank prior to 12:00 noon, Pittsburgh time, on the Drawing Date, unless the Paying Agent fails to provide the Borrower with notice of a drawing prior to such time (in which case, the Reimbursement Obligation shall be paid promptly upon notice from the Paying Agent). In the event the Borrower (or any other account party) fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date:

(i) with respect to a failure to reimburse any amount drawn under a Letter of Credit, the Issuing Bank will promptly notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Ratable Share thereof. The Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders under the Base Rate Option to be disbursed on the Drawing Date with respect to such Letter of Credit, subject to the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements. Any notice given by the Paying Agent pursuant to this Section 2.10.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. Each Lender shall upon any notice pursuant to this Section 2.10.3.2 make available to the Paying Agent an amount in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.10.3.2(ii)) each be deemed to have made a Revolving Credit Loan under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available to the Paying Agent for the account of the Paying Agent the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time, on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The Paying Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Paying Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this subparagraph (i).

(ii) with respect to any unreimbursed drawing under a Letter of Credit that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.10.3.2(i), because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan or Letter of Credit] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the Paying Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Paying Agent pursuant to this Section 2.10.3.2 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this clause (ii).

2.10.4 Repayment of Participation Advances.

2.10.4.1 Upon receipt by the Paying Agent for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by the Paying Agent under a Letter of Credit with respect to which any Lender has made a Participation Advance to the Paying Agent, or (ii) in payment of interest on such a payment made by the Paying Agent under such a Letter of Credit, the Paying Agent will pay to each Lender, in the same funds as those received by the Paying Agent, the amount of such Lender’s Ratable Share of such funds, except the Paying Agent shall retain the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by Paying Agent.

2.10.4.2 If the Issuing Bank or the Paying Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any Loan Party to the Paying Agent pursuant to Section 2.10.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Paying Agent, forthwith return to the Paying Agent the amount of its Ratable Share of any amounts so returned by the Paying Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Paying Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.10.5 Documentation.

Each Loan Party agrees to be bound by the terms of the Issuing Bank’s application and agreement for letters of credit and the Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.10.6 Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.10.7 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement with respect to Letters of Credit and the Obligations of the Borrower to reimburse the Issuing Bank upon a draw under a Letter of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank or any of its Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) with respect to Letters of Credit, the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.5 [Loan Requests], 2.6 [Making Revolving Credit and Swing Loans] or 7.2 [Each Additional Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10.3 [Participations, Disbursements, Reimbursement];

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), the Issuing Bank or its Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if the Issuing Bank or any of the Issuing Bank’s Affiliates has been notified thereof;

(vi) payment by the Issuing Bank or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Issuing Bank or any of Issuing Bank’s Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless the Issuing Bank has received written notice from such Loan Party of such failure within three Business Days after the Issuing Bank shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.10.8 Indemnity.

In addition to amounts payable as provided in Section 10.5 [Reimbursement and Indemnification of Agents by the Borrower], the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank, in its capacity as issuer of a Letter of Credit, and any of Issuing Bank’s Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel, but excluding franchise taxes and taxes on or measured by the income of Issuing Bank or Issuing Bank’s Affiliates) which the Issuing Bank or any of Issuing Bank’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (B) the wrongful dishonor by the Issuing Bank or any of Issuing Bank’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.10.9 Liability for Acts and Omissions.

As between any Loan Party and the Issuing Bank, or the Issuing Bank’s Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document (including all sight drafts, certificates and all other instruments) submitted by any party in connection with any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank or the Issuing Bank’s Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank or the Issuing Bank’s Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s or the Issuing Bank’s Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Bank from liability for (a) the Issuing Bank’s gross negligence or willful misconduct in connection with actions or omissions described in clauses (i) through (viii) of such sentence or (b) with respect to any damages suffered by any Loan Party that such Loan Party proves were caused by the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In no event shall the Issuing Bank or the Issuing Bank’s Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, the Issuing Bank and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by the Issuing Bank or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on the Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject to such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit. In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank or the Issuing Bank’s Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put the Issuing Bank or the Issuing Bank’s Affiliates under any resulting liability to the Borrower or any Lender, unless such action taken or omitted, is found, in a final decision by an Official Body, to have constituted gross negligence.

2.11 Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Commitment minus its Ratable Share of LC Exposure. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 [Revolving Credit Loan Requests] without regard to any of the requirements of that provision. The Paying Agent on behalf of PNC Bank shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) no later than 10:00 a.m. on any Business Day that such Revolving Credit Loans are to be made under this Section 2.11 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5 or Section 7.2 are then satisfied) to the Paying Agent on behalf of PNC Bank, no later than 3:00 p.m., Pittsburgh time, on the next Business Day (the “Settlement Date”).

2.12 Increase in Commitments.

2.12.1 Increasing Lenders and New Lenders.

The Borrower shall have the right to make a request from time to time that (1) the current Lenders (the “Existing Lenders”) increase their Revolving Credit Commitments (an Existing Lender which elects to increase its Revolving Credit Commitment shall be referred to as an “Increasing Lender”) or (2) one or more new banks (each a “New Lender”) join this Agreement and provide a Revolving Credit Commitment hereunder, subject to the following terms and conditions:

(i) No Obligation to Increase. No Existing Lender shall be obligated to increase its Revolving Credit Commitment and any increase in the Revolving Credit Commitment by any Existing Lender shall be in the sole discretion of such Existing Lender.

(ii) Defaults. There shall exist no Event of Default or Potential Default on the effective date of such increase (the “Revolving Credit Commitment Increase Date”) after giving effect to such increase.

(iii) Aggregate Revolving Credit Commitments. After giving effect to such increase, the total Revolving Credit Commitments shall not exceed $300,000,000.

(iv) Resolutions; Opinion. The Loan Parties shall deliver to the Paying Agent on or before the Revolving Credit Commitment Increase Date the following documents in a form reasonably acceptable to the Paying Agent: (1) certifications of their corporate secretaries or Responsible Officer with attached resolutions or other proper evidence of entity actions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) if requested by any of the Lenders, an opinion of counsel addressed to the Paying Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties.

(v) Notes. The Borrower shall execute and deliver (1) to each Increasing Lender a replacement Note (except if such Increasing Lender requests that it not receive a Note) reflecting the new amount of such Increasing Lender’s Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and the Increasing Lender shall promptly return such terminated Note to the Loan Parties marked “Replaced by New Note” and (2) to each New Lender a Note (except if such New Lender requests that it not receive a Note) reflecting the amount of such New Lenders’ Revolving Credit Commitment.

(vi) Approval. The Paying Agent shall have approved of such increase and the Increasing Lenders or each New Lender, as the case may be, that is providing such increase, such approval not to be unreasonably withheld.

(vii) Increasing Lenders. If any portion of the increase in Revolving Credit Commitments is being provided by one or more Increasing Lenders, then such Increasing Lenders shall confirm their agreement to increase their Revolving Credit Commitment pursuant to a revolving credit commitment increase agreement, reasonably acceptable to the Paying Agent, signed by the Increasing Lenders and the Loan Parties and delivered to the Paying Agent on or before the Revolving Credit Commitment Increase Date.

(viii) New Lenders—Joinder. If the Borrower desires that one or more New Lenders provide all or a portion of such increase in Revolving Credit Commitments, then each New Lender, the Loan Parties, and the Paying Agent shall execute a joinder and assumption agreement, similar in form and substance to Exhibit 1.1(B) and reasonably acceptable to the Paying Agent, pursuant to which each New Lender shall join and become a party to this Agreement and the other Loan Documents effective on the Revolving Credit Commitment Increase Date with a Revolving Credit Commitment in the amount set forth in Schedule I to such joinder and assumption agreement.

(ix) Schedule. At closing of any agreement to increase a Revolving Credit Commitment of any Lender or any joinder and assumption agreement referred to in this Section 2.12.1, the Paying Agent shall prepare and deliver to the Loan Parties a revised Schedule 1.1(B) to this Agreement.

(x) Minimum Amount. Any increase in Revolving Credit Commitments shall be in a minimum amount of $50,000,000.

2.12.2 Treatment of Outstanding Loans and Letters of Credit.

2.12.2.1 Repayment of Outstanding Loans; Borrowing of New Loans.

On the Revolving Credit Commitment Increase Date, the Borrower shall repay all Loans outstanding on the Revolving Credit Commitment Increase Date, subject to the Borrower’s indemnity obligations under Section 2.10.8 [Indemnity] provided that the Borrower may borrow new Loans with a Borrowing Date on the Revolving Credit Commitment Increase Date. Each of the Lenders shall participate in any new Loans made on or after the Revolving Credit Commitment Increase Date in accordance with their respective Ratable Shares after giving effect to the increase in Revolving Credit Commitments contemplated by this Section 2.12.

2.12.2.2 Outstanding Letters of Credit.

On the Revolving Credit Commitment Increase Date, each Increasing Lender and each New Lender (a) will be deemed to have purchased a participation in each then outstanding Letter of Credit equal to its Ratable Share of each such Letter of Credit and the participation of each other Lender in each such Letter of Credit shall be adjusted accordingly and (b) will acquire, (and will pay to the Paying Agent, for the account of each Lender, in immediately available funds, an amount equal to) its Ratable Share of all outstanding Participation Advances.

3. INTENTIONALLY OMITTED

4. INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or Euro-Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches (including the Base Rate Borrowing Tranche) in the aggregate among all of the Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1 Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions of Section 4.1.2 [Interest Rate for Swing Loans] regarding Swing Loans):

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

4.1.2 Interest Rate for Swing Loans.

Swing Loans outstanding from time to time shall bear interest at the then in effect rate of interest applicable to Revolving Credit Loans subject to the Base Rate Option.

4.1.3 Rate Quotations.

The Borrower may call the Paying Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Paying Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Paying Agent thereof at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1 Amount of Borrowing Tranche.

each Borrowing Tranche of Loans to which a Euro-Rate Option applies shall be in integral multiples of $1,000,000 and not less than $5,000,000;

4.2.2 Renewals.

in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

4.3.1 Letter of Credit Fees, Interest Rate.

the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2 Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3 Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Paying Agent.

4.3.4 Euro-Rate Option Not Available Under Certain Circumstances.

Upon the occurrence of an Event of Default, no Loan may be made, converted to, or renewed under a Euro-Rate Option.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1 Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Paying Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate,

the Paying Agent shall have the rights specified in Section 4.4.3 [Paying Agent’s and Lender’s Rights].

4.4.2 Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Paying Agent shall have the rights specified in Section 4.4.3 [Paying Agent’s and Lender’s Rights].

4.4.3 Paying Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 [Unascertainable] above, the Paying Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 [Illegality, Etc.] above, such Lender shall promptly so notify the Paying Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Paying Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Paying Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Paying Agent shall have later notified the Borrower, or such Lender shall have later notified the Paying Agent, of the Paying Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Paying Agent makes a determination under Section 4.4.1 and the Borrower has previously notified the Paying Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Paying Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 2.10.8 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

5. PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 1:00 p.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Paying Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in U.S. Dollars and in immediately available funds, and the Paying Agent shall promptly distribute such amounts to the Lenders in immediately available funds, provided that in the event payments are received by 1:00 p.m., Pittsburgh time, and such payments are not distributed to the Lenders on the same day received by the Paying Agent, the Paying Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Paying

Agent and not distributed to the Lenders. The Paying Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Lenders.

Each borrowing shall be allocated to each Lender according to its Ratable Share. Each selection of, conversion to or renewal of any Interest Rate Option applicable to Revolving Credit Loans and each payment, prepayment or reduction by the Borrower with respect to principal or interest on the Revolving Credit Loans or Commitment Fees, Letter of Credit Fees, or other fees (except for the Agent’s Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Revolving Credit Loans shall (except as provided in Section 4.4.3 [Paying Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Lender] or 5.5 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts from the Borrower with respect to Swing Loans shall be made by or to the Paying Agent on behalf of PNC Bank according to Section 2 [Revolving Credit and Swing Loan Facilities].

5.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the last Business Day of each December, March, June, and September, after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.4 Voluntary Prepayments.

5.4.1 Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans in whole or in part without premium or penalty (except as provided in Section 5.4.2 [Replacement of a Lender] below or in Section 5.5 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies, and

(iii) on the date specified in a notice by any Lender pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Paying Agent by 11:00 a.m., Pittsburgh time, on the date of prepayment of the Revolving Credit Loans or Swing Loans, setting forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment between the Swing Loans and Revolving Credit Loans; and

(z) the total principal amount of such prepayment of Loans, which shall not be less than $100,000 (or the total principal outstanding if less) for any Swing Loans, or $1,000,000 (or the total principal outstanding, if less) for any Revolving Credit Loans.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Paying Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied (i) first to Swing Loans and second to Revolving Credit Loans; and (ii) after giving effect to all the foregoing allocations, first to Loans to which the Base Rate Option applies, then to Loans to which the Euro-Rate Option applies. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.5.2 [Indemnity].

5.4.2 Replacement of a Lender.

In the event any Lender (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or Section 5.5.1 [Increased Costs, Etc.], (ii) does not fund Revolving Credit Loans because the making of such Loans would contravene any Law applicable to such Lender, (iii) becomes a Nonconsenting Lender, or (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Paying Agent, which shall not be unreasonably withheld, to prepay the Loans of such Lender in whole, together with all interest accrued thereon and any fees accrued under Sections 2.3 or 2.10.2.1,, and terminate such Lender’s Commitment within ninety (90) days after (w) receipt of such Lender’s notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or 5.5.1 [Increased Costs, Etc.], (x) the date such Lender has failed to fund

Revolving Credit Loans because the making of such Loans would contravene Law applicable to such Lender, or (y) such Lender becomes a Nonconsenting Lender, or (z) the date such Lender became subject to the control of an Official Body, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 5.5 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees and all other amounts due and payable hereunder; provided, however, that the Commitment of such Lender shall be provided by one or more of the remaining Lenders or a replacement bank acceptable to the Paying Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Notwithstanding the foregoing, the Paying Agent may only be replaced subject to the requirements of Section 10.14 [Successor Agents] and provided that all Letters of Credit have expired or been terminated or replaced.

5.4.3 Mitigation Obligation.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or 5.5.1 [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Paying Agent or any Lender provided in this Agreement.

5.5 Additional Compensation in Certain Circumstances.

5.5.1 Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Lender or the Issuing Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans, the Letters of Credit, or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender or the Issuing Bank),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender or the Issuing Bank, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender or the Issuing Bank, or (B) otherwise applicable to the obligations of any Lender or the Issuing Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender or the Issuing Bank with respect to this Agreement, the Notes, the making, maintenance or funding of any part of the Loans or with respect to the Letters of Credit (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Issuing Bank’s or any Lender’s capital, taking into consideration the Issuing Bank’s or such Lender’s customary policies with respect to capital adequacy), the Issuing Bank or such Lender shall from time to time notify the Borrower and the Paying Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Issuing Bank or such Lender to be necessary to compensate the Issuing Bank or such Lender for such increase in cost, reduction of income, additional expense, or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination, which shall be conclusive and binding absent manifest error. Such amount shall be due and payable by the Borrower to the Issuing Bank or such Lender ten (10) Business Days after such notice is given.

5.5.2 Indemnity.

In addition to the compensation required by Section 5.5.1 [Increased Costs, Etc.], the Borrower shall indemnify the Issuing Bank and each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by the Issuing Bank or a Lender to fund or maintain Loans subject to a Euro-Rate Option) which the Issuing Bank or such Lender sustains or incurs with respect to the foregoing as a consequence of any:

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment, prepayment then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any Loan Requests under Section 2.5 [Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments] or notice to reduce or terminate Revolving Credit Commitments under Section 2.4 [Voluntary Commitment Reduction], or

(iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due and payable hereunder.

If the Issuing Bank or any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by the Issuing Bank or such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Issuing Bank or such Lender shall deem reasonable) to be necessary to indemnify the Issuing Bank or such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination, which shall be conclusive and binding absent manifest error. Such amount shall be due and payable by the Borrower to the Issuing Bank or such Lender ten (10) Business Days after such notice is given.

5.6 Borrowing Base Deficiency.

(a) Subject to Section 5.6(b) below, if the Revolving Facility Usage ever exceeds the Borrowing Base, the Borrower shall, within ten (10) days after receipt of written notice of such condition from the Paying Agent, elect by written notice to the Paying Agent to take one or more of the following actions to remedy the Borrowing Base deficiency:

(i) prepay Revolving Credit Loans and, if the Revolving Credit Loans have been repaid in full, make deposits into a cash collateral account maintained with, and reasonably acceptable to, the Paying Agent to provide cash collateral for the LC Exposure, such that the Borrowing Base deficiency is cured within ten Business Days after the Borrower’s notice of election;

(ii) add additional Gas Properties reasonably acceptable to the Required Borrowing Base Lenders to the Borrowing Base Properties such that the Borrowing Base deficiency is cured within 30 days after the Borrower’s notice of election; provided that any Lender that shall fail to reject the proposed addition of Gas Properties to the Borrowing Base Properties within fifteen (15) days of notice of the proposed addition of Gas Properties to the Borrowing Base Properties shall be deemed to have approved the proposed addition of such Gas Properties to the Borrowing Base Properties; or

(iii) pay the deficiency in monthly payments in amounts as designated by the Borrower, which such amounts shall be in an amount satisfactory to the Required Borrowing Base Lenders for the prepayment of Revolving Credit Loans or, unless requested by Borrower, shall be not greater than one-half of the deficiency in any one monthly payment and, if the Revolving Credit Loans have been repaid in full, make deposits into a cash collateral account to provide cash collateral for the LC Exposure such that the Borrowing Base deficiency is eliminated in a period of 90 days after the Borrower’s written election or such longer period satisfactory to the Required Borrowing Base Lenders, but in no event to exceed six months, by irrevocably dedicating an amount of the monthly cash flow from the Gas Properties to the prepayment of Revolving Credit Loans and cash collateralization of the LC Exposure.

(b) Each prepayment pursuant to this Section 5.6(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Paying Agent and each of the Lenders as follows:

6.1.1 Organization and Qualification.

Each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and, to the extent applicable with respect to such types of entities generally, in good standing under the laws of its jurisdiction of organization. Each Loan Party has the lawful power to own or lease its properties and to conduct its business in which it is currently engaged, except where the failure to have such power would not reasonably be expected to result in any Material Adverse Change. Each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except to the extent that the failure to be so duly licensed or qualified or in good standing would not reasonably be expected to result in any Material Adverse Change.

6.1.2 Capitalization and Ownership.

The authorized capital stock of the Borrower (referred to herein as the “Shares”) is issued and outstanding. All of the Shares have been validly issued and are fully paid and nonassessable.

6.1.3 Subsidiaries.

Schedule 6.1.3 states the name of each of the Borrower’s Subsidiaries, its jurisdiction of incorporation, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. Each Loan Party has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien (except for inchoate Liens and Liens contemplated by clauses (vii), (ix), (x), (xi), and (xii) of the definition of Permitted Liens). All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. There are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4 Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5 Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver has been duly executed and delivered by such Loan Party. This Agreement and each other Loan Document constitutes legal, valid and binding obligations of each Loan Party which is a party thereto, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6 No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents to which it is a party by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or instrument or order, writ, judgment, injunction or decree to which any Loan Party is a party or by which it is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party.

6.1.7 Litigation.

There are no actions, suits, proceedings or investigations pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against any Loan Party at law or equity before any Official Body that individually or in the aggregate would reasonably be expected to result in any Material Adverse Change. To the knowledge of any Responsible Officer of the Borrower, none of the Loan Parties is in violation of any order, writ, injunction or any decree of any Official Body that would reasonably be expected to result in any Material Adverse Change.

6.1.8 Title to Properties.

(i) Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights constituting Borrowing Base Properties, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument; provided however, a Loan Party shall not be in breach of the foregoing in the event that (a) it fails to own a valid fee or leasehold interest which, either considered alone or together with all other such valid fee or leaseholds that it fails to own, is not material to the current Reserve Report or (b) the Loan Party’s interest in a leasehold is less than fully marketable because the consent of the lessor to future assignments has not been obtained.

(ii) Each Loan Party has good and marketable title to or valid leasehold interest in all properties, assets and other rights, which it purports to own or lease or which are reflected as owned or leased on its books and records (other than Borrowing Base Properties), free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases or conveyance instrument, except to the extent that the failure to hold such title or interest, either alone or together with all other title defects, would not reasonably be expected to result in a Material Adverse Change.

6.1.9 Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Paying Agent copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2004 (the “Annual Statements”). In addition, the Borrower has delivered to the Paying Agent copies of its unaudited consolidated interim financial statements for the fiscal year to date and as of the end of the fiscal quarter ended June 30, 2005 (the “Interim Statements”) (the Annual and Interim Statements being collectively referred to as the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete in all material respects and fairly represent the consolidated financial condition of the Loan Parties as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the Interim Statements) to normal year-end audit adjustments.

(ii) Financial Projections. The Borrower has delivered to the Paying Agent financial projections (including balance sheets and statements of operation and cash flows) of the Loan Parties for the period 2005 through 2009 derived from various assumptions of the Borrower’s management (the “Financial Projections”). The Financial Projections have been prepared in good faith based upon reasonable assumptions and represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management, it being understood that such Financial Projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the Financial Projections will be realized. The Financial Projections accurately reflect the liabilities of the Loan Parties upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii) Accuracy of Financial Statements. No Loan Party has any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of any Loan Party that would reasonably be expected to cause a Material Adverse Change. Since December 31, 2004, no Material Adverse Change has occurred.

6.1.10 Use of Proceeds; Margin Stock.

6.1.10.1 General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.8 and 8.1.10.

6.1.10.2 Margin Stock.

None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U).

6.1.11 Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Paying Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations of the Loan Parties taken as a whole that has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Paying Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12 Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. There are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party for any period.

6.1.13 Consents and Approvals.

No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is necessary to authorize or permit the execution, delivery or performance of this Agreement and the other Loan Documents or for the validity or enforceability hereof or thereof.

6.1.14 No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation would reasonably be expected to result in a Material Adverse Change.

6.1.15 Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party, without known or actual conflict with the rights of others where such conflict would reasonably be expected to result in a Material Adverse Change.

6.1.16 Solvency.

The Loan Parties, taken as a whole, are Solvent. On the Closing Date, at the time of each borrowing of the Loans, the issuance of the Letters of Credit (including extensions, renewals and amendments thereof) and at the time of selection of, renewal of or conversion to an Interest Rate Option, the Loan Parties, taken as a whole, shall be Solvent after giving effect to the transactions contemplated by the Loan Documents and any incurrence of Indebtedness and all other Obligations.

6.1.17 Producing Wells.

All producing wells that constitute part of the Borrowing Base Properties: (a) have been, during all times that any such wells were operated by any Loan Party or its Affiliates, and (b) to the knowledge of the Loan Parties, have been at all other times, drilled, operated and produced in conformity with all applicable Laws, rules, regulations and orders of all regulatory authorities having jurisdiction, are subject to no penalties on account of past production, and are bottomed under and are producing from, and the well bores are wholly within, the Borrowing Base Properties, or on Gas Properties which have been pooled, unitized or communitized with the Borrowing Base Properties, except to the extent that any noncompliance with the representations set forth in this Section 6.1.17 would not reasonably be expected to result in a Material Adverse Change.

6.1.18 Insurance.

The Loan Parties have adequate insurance coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties.

6.1.19 Compliance with Laws.

The Loan Parties are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.24 [Environmental Matters]) in all jurisdictions in which any Loan Party is presently or will be doing business except where the failure to do so would not constitute a Material Adverse Change.

6.1.20 Material Contracts; Burdensome Restrictions.

Except to the extent that the failure to be in full force and effect would not reasonably be expected to result in a Material Adverse Change, all Material Contracts of each Loan Party are valid, binding, and enforceable upon such Loan Party and each of the other parties thereto in accordance with their respective terms, and there is no default thereunder, to the Loan Parties’ knowledge, with respect to parties other than such Loan Party. None of the Loan Parties is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which would reasonably be expected to result in a Material Adverse Change.

6.1.21 Investment Companies; Regulated Entities.

None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties is a “holding company” or any “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended. None of the Loan Parties is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.22 Plans and Benefit Arrangements.

(i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer

Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii) To the best of the Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan.

(iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v) Neither the Borrower nor any other member of the ERISA Group has terminated a Plan other than pursuant to a standard termination within the meaning of section 4041(b) of ERISA. Neither the Borrower nor any member of the ERISA Group reasonably expects to terminate any Plan where such termination would be likely to result in the actuarial present value of the Plan’s benefit liabilities, determined on a plan termination basis, exceeding the Plan’s assets in a material amount.

(vi) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vii) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date except to the extent that such premiums are being contested in good faith by appropriate procedures. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date except to the extent that such contributions are being contested in good faith by appropriate procedures.

(viii) In all material respects, the Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law.

6.1.23 Employment Matters.

Each of the Loan Parties is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Change. There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties which in any case would constitute a Material Adverse Change.

6.1.24 Environmental Matters.

Except as disclosed on Schedule 6.1.24:

(i) Except for matters that, considered either individually or in the aggregate, have no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change, none of the Loan Parties (a) has received any Environmental Complaint, whether directed or issued to any Loan Party or relating or pertaining to any prior owner, operator or occupant of the Property, or (b) to the knowledge of any Responsible Officer, has any reason to believe that it might receive an Environmental Complaint.

(ii) Except for activities that, considered either individually or in the aggregate, have no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change, (a) no activity of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Required Environmental Permit and (b) to the knowledge of any Responsible Officer, no activity of any prior owner, operator or occupant of the Property was conducted in violation of any Environmental Law.

(iii) There are no Regulated Substances present on, in, under, or emanating from, or to any Responsible Officer’s knowledge emanating to, the Property or any portion thereof which result in Contamination, except for such Regulated Substances that have no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change.

(iv) Each Loan Party has all Required Environmental Permits and all such Required Environmental Permits are in full force and effect, except where the failure to have any Required Environmental Permits, either in any one case or considered together with other such failures, has no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change.

(v) Each Loan Party has submitted to an Official Body and/or maintains, as appropriate, all Required Environmental Notices, except for Required Environmental Notices that have no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change.

(vi) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks located on the Property contain or use Regulated Substances, except (a) in compliance with Environmental Laws and Required Environmental Permits or (b) where the improper presence or use of Regulated Substances have no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change. To the knowledge of any Responsible Officer, no structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks of prior owners, operators or occupants of the Property contained or used, except in material compliance with Environmental Laws, Regulated Substances or otherwise were operated or maintained by any such prior owner, operator or occupant except in compliance in all material respects with Environmental Laws.

(vii) To the knowledge of any Responsible Officer, no facility or site to which any Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation, cleanup, removal, remediation or other response action by an Official Body, except where such violations, either alone or considered together with all other such violations, has no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change.

(viii) No portion of the Property is identified or to the knowledge of any Responsible Officer proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of an investigation or remediation action by an Official Body, nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list.

(ix) No portion of the Property constitutes an Environmentally Sensitive Area, except for portions of the Property that have no reasonable likelihood of materially disrupting the operations of the Borrowing Base Properties or materially diminishing the fair market value of the Borrowing Base Properties, taken as a whole, or otherwise resulting in a Material Adverse Change.

(x) No Lien or other encumbrance authorized by Environmental Laws exists against the Property and none of the Loan Parties has any reason to believe that such a Lien or encumbrance may be imposed.

6.1.25 Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreement and each of the other Loan Documents to which it is a party do rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens. There is no Lien upon or with respect to any of the properties or income of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens.

6.1.26 Anti-Terrorism Laws.

6.1.26.1 General.

None of the Loan Parties nor any Affiliate of any Loan Party, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

6.1.26.2 Executive Order No. 13224.

None of the Loan Parties, nor any Affiliate of any Loan Party, or their respective agents acting or benefiting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

No Loan Party, or to the knowledge of any Loan Party, no agent of any Loan Party acting in any capacity in connection with the Loans, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

6.1.27 Gas Imbalances.

There are no gas imbalances, take or pay obligations, or other prepayments with respect to any of the Loan Parties’ Gas Properties that would require any of the Loan Parties to deliver Hydrocarbons produced from their respective Gas Properties at some future time without then or promptly thereafter receiving full payment therefor which would exceed 250,000 m.c.f. in the aggregate.

6.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide the Paying Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Paying Agent, in its reasonable discretion, shall have accepted in writing such revisions or updates to such Schedule.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Issuing Bank to issue Letters of Credit hereunder, and of PNC Bank to make Swing Loans is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Revolving Credit Loans or Swing Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

On the Closing Date:

7.1.1 Officer’s Certificate.

The representations and warranties of each of the Loan Parties contained in Section 6 [Representations and Warranties] and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Paying Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by a Responsible Officer of each of the Loan Parties, to each such effect.

7.1.2 Secretary’s Certificate.

There shall be delivered to the Paying Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to:

(i) due authorization of all action taken by such Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of such Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Paying Agent, each Co-Administrative Agent, and each Lender may conclusively rely; and

(iii) copies of its organizational documents, including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with, to the extent applicable with respect to such types of entities generally, certificates from the appropriate state officials as to the continued existence and good standing of such Loan Party in each state where organized or qualified to do business dated no earlier than ten (10) Business Days before the Closing Date.

7.1.3 Delivery of Loan Documents.

The Guaranty Agreement, Notes, and Intercompany Subordination Agreement shall have been duly executed by the Loan Parties, which are a party thereto, and delivered to the Paying Agent.

7.1.4 Opinion of Counsel.

7.1.4.1 There shall be delivered to the Paying Agent for the benefit of each Lender a written opinion of John F. Hammond, counsel for the Loan Parties, dated the Closing Date and in form and substance satisfactory to the Paying Agent and its counsel: (i) as to the matters set forth in Exhibit 7.1.4(A) and (ii) as to such other matters incident to the transactions contemplated herein as the Paying Agent may reasonably request.

7.1.4.2 In addition, there shall also be delivered to the Paying Agent, for the benefit of each Lender, a written opinion of McGuire Woods LLP, counsel to the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Paying Agent), dated the Closing Date and in form and substance satisfactory to the Paying Agent and its counsel: (i) as to matters set forth in Exhibit 7.1.4(B) and (ii) as to such other matters incident to the transactions contemplated herein as the Paying Agent may reasonably request.

7.1.5 Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance reasonably satisfactory to the Paying Agent and its counsel, and the Paying Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Paying Agent and its counsel, as the Paying Agent or its counsel may reasonably request.

7.1.6 Payment of Fees.

The Borrower shall have paid or caused to be paid to the Paying Agent, for the account of the Lenders, to the extent not previously paid, all commitment and other fees accrued through the Closing Date and the costs and expenses for which the Paying Agent, any Co-Administrative Agents, and the Lenders are entitled to be reimbursed.

7.1.7 Audited Financials; Projections.

The Co-Administrative Agents and the Lenders shall have received the Historical Statements. Additionally, the Borrower shall have delivered the Financial Projections.

7.1.8 Engineering Report.

The Co-Administrative Agents shall have received an engineering report in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by the Independent Engineer, setting forth (i) the Borrower’s and the Loan Parties’ (x) Proved Developed Producing Reserves, (y) Proved Developed Non-Producing Reserves, and (z) Proved Undeveloped Reserves of the Gas Properties to be included in the Borrowing Base, (ii) the aggregate present value of the future net income with respect to such Gas Properties, and (iii) projections of the annual rate of production, gross income, and net income with respect to such Gas Properties.

7.1.9 Title to Gas Properties.

The Paying Agent shall have received satisfactory evidence that the Loan Parties hold marketable title to the Gas Properties to be included in the determination of the Borrowing Base.

7.1.10 Consents.

All material consents required to effectuate the transactions contemplated hereby shall have been obtained.

7.1.11 Officer’s Certificate Regarding MACs.

Since December 31, 2004, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of any Loan Party; and there shall have been delivered to the Paying Agent for the benefit of each Lender a certificate dated the Closing Date and signed by a Responsible Officer of each Loan Party to each such effect.

7.1.12 No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

7.1.13 No Actions or Proceedings.

No action, proceeding, investigation, regulation, or legislation shall have been instituted, or, to the knowledge of any Responsible Officer threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the sole discretion of the Paying Agent, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.14 Insurance Policies; Certificates of Insurance.

The Loan Parties shall have delivered evidence reasonably acceptable to the Paying Agent that adequate insurance in compliance with Section 8.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid.

7.1.15 ERISA; Tax; Other Due Diligence.

The Paying Agent and the Lenders shall have completed or shall have caused to be completed, to their satisfaction in form, scope, substance and in all other respects, a due diligence review with respect to the assets, financial condition, operations, business and prospects of the Loan Parties, including a review, without limitation of the books and records of the Loan Parties, the Historical Statements, the Financial Projections, and, all tax, ERISA, employee retirement benefits, and contingent liabilities to which any Loan Party may be subject.

7.1.16 [Intentionally Omitted.]

7.1.17 Intercompany Credit Facility.

The following shall occur to the satisfaction of the Paying Agent in its sole discretion: (i) all principal, interest, fees, and other liabilities and obligations under the Intercompany Credit Facility shall be repaid in full, (ii) all commitments to lend under the Intercompany Credit Facility shall have been irrevocably terminated and of no further force and effect, and (iii) the Intercompany Credit Facility and all related documentation shall have been irrevocably terminated and of no further force and effect.

7.1.18 Administrative Questionnaire.

Each of the Lenders shall have completed and delivered to the Paying Agent the Paying Agent’s form of administrative questionnaire.

7.1.19 Lien Search.

The Co-Administrative Agents shall have received financing statement, lien, tax lien, and judgment searches against each Loan Party, in the jurisdiction of such Loan Party’s formation and in each jurisdiction where such Loan Party conducts a principal portion of its business or owns or operates assets material to its operations taken as a whole and the results of such searches shall be reasonably satisfactory in form, scope and substance to the Paying Agent.

7.1.20 Environmental Condition.

The Co-Administrative Agents shall be reasonably satisfied with the environmental condition of the Gas Properties.

7.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit (or amendments or extensions thereto) other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6 [Representations and Warranties] and in the other Loan Documents shall be true on and as of the date of any Loan Request, any Swing Loan Request, and the making of such additional Loan or the issuance such Letter of Credit (or amendments or extensions thereto) with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit (or amendments or extensions thereto) shall not contravene any Law applicable to any Loan Party or any of the Lenders; and the Borrower shall have delivered to the Paying Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

8. COVENANTS

8.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, and satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1 Preservation of Existence, Etc.

Each Loan Party shall maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its failure to so qualify, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.].

8.1.2 Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of the Loan Parties, taken as a whole, provided that the Loan Parties will pay all such liabilities forthwith upon the commencement of proceedings to enforce any Lien which may have attached as security therefore or take other action as is required to suspend such enforcement action unless such Lien otherwise qualifies as a Permitted Lien.

8.1.3 Maintenance of Insurance.

Each Loan Party shall insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured by prudent companies in similar circumstances carrying on similar businesses and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary. At the request of the Paying Agent, the Borrower shall deliver to the Paying Agent (x) annually an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance required to be maintained by this Agreement and the other Loan Documents and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties.

8.1.4 Maintenance of Properties.

(i) Each Loan Party shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties that are necessary to operate Borrowing Base Properties, and from time to time, such Loan Party will make or cause to be made, in a reasonably diligent fashion, all appropriate repairs thereof. In particular, each Loan Party shall operate or cause to be operated its Borrowing Base Properties in a manner similar to a reasonable and prudent operator.

(ii) Each Loan Party shall (x) maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those material properties useful or necessary to its business and (y) make or cause to be made, in a reasonably diligent fashion, all appropriate repairs, renewals or replacements thereof, in each case if the failure to so maintain, repair, renew or replace the same would reasonably be expected to constitute a Material Adverse Change.

8.1.5 Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6 Visitation Rights.

Each Loan Party shall permit any of the officers or authorized employees or representatives of the Paying Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at such Paying Agent’s or Lenders’ expense) to visit and inspect any of its properties during normal business hours and to examine (including, without limitation, any field examinations) and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrower and the Paying Agent with reasonable notice prior to any visit or inspection, all such visits and inspections shall be made in accordance with such Loan Party’s standard safety, visit, and inspection procedures and no such visit or inspection shall interfere with such Loan Party’s normal business operation. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Paying Agent.

8.1.7 Keeping of Records and Books of Account.

Each Loan Party shall maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over any Loan Party, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8 Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make when due, including the application of any grace period, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

8.1.9 Compliance with Laws.

Each Loan Party shall comply with all applicable Laws, including all Environmental Laws, in all material respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to result in a Material Adverse Change.

8.1.10 Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only for general corporate purposes of the Loan Parties, including without limitation, transaction fees and expenses, Letters of Credit, Permitted Acquisitions, repayment of the Intercompany Credit Facility, and working capital and capital expenditures of the Loan Parties. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for any purposes which contravenes any applicable Law or any provision hereof.

8.1.11 Tax Shelter Regulations.

None of the Loan Parties intends to treat the Loans or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (1) notify the Paying Agent thereof, and (2) deliver to the Paying Agent a duly completed copy of IRS Form 8886 or any successor form. If the Borrower so notifies the Paying Agent, the Borrower acknowledges that one or more of the Lenders may treat its Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

8.1.12 Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.1.13 Anti-Terrorism Laws.

The Loan Parties and their respective Affiliates and agents shall not (i) knowingly conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrower shall deliver to Lenders any certification or other evidence reasonably requested from time to time by any Lender, confirming Borrower’s compliance with this Section 8.1.13.

8.1.14 Compliance with Leases; Pipeline Agreements and Other Instruments.

Each Loan Party will pay or cause to be paid and discharge all material rentals, delay rentals, royalties, production payment, and indebtedness required to be paid by such party (or required to keep unimpaired in all material respects the rights of such party in Gas Properties) accruing under, and perform or cause to be performed in all material respects each and every act, matter, or thing required of such party by, each and all of the assignments, deeds, leases, subleases, easements, rights of way, distribution, gathering and other pipeline agreements, contracts, and agreements relating to any of the Gas Properties and do all other things necessary of such party to keep unimpaired in all material respects the rights of such party thereunder and to prevent the forfeiture thereof or default thereunder; provided, however, that (A) nothing in this Agreement shall be deemed to require any Loan Party to (i) perpetuate or renew any oil and gas lease or other lease by payment of rental or delay rental or by commencement or continuation of operations nor to prevent any Loan Party from abandoning or releasing any oil and gas lease or other lease or well thereon when, in any of such events, in the opinion of the affected Loan Party exercised in good faith, it is not in the best interest of such Loan Party to perpetuate the same or (ii) make any payments under dispute so long as the validity and amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as provisions for adequate reserves in accordance with GAAP shall have been made on the books of the affected Loan Party and (B) with respect to Gas Properties other than Borrowing Base Properties, where such failure would not reasonably be expected to result in a Material Adverse Change.

8.1.15 Certain Additional Assurances Regarding Maintenance and Operations of Properties.

With respect to those Borrowing Base Properties which are being operated by operators other than a Loan Party, no Loan Party shall be obligated to perform any undertakings contemplated by the covenants and agreement contained in 8.1.14 that any Responsible Officer of the applicable Loan Party reasonably believes are (a) performable only by such operators or (b) beyond the control of any Loan Party; however, the Borrower agrees to promptly take, or cause to be taken, all reasonable actions available under any operating agreements or otherwise to bring about the performance of any such material undertakings required to be performed thereunder.

8.1.16 Title Matters.

As to any Gas Properties hereafter included in the Borrowing Base, Borrower will promptly (but in any event prior to including such Gas Properties in a Reserve Report), furnish, or cause to be furnished, if requested, Co-Administrative Agents with title information reasonably satisfactory to the Co-Administrative Agents showing good and defensible title of the Borrower or such Loan Party to such Gas Properties subject only to Permitted Liens.

8.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1 Indebtedness.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals thereof, provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);

(iii) Indebtedness under capitalized leases plus Indebtedness secured by Purchase Money Security Interests not exceeding $25,000,000 in the aggregate plus up to $75,000,000 of Indebtedness as existing or contemplated as of the Closing Date related to that project known generally as the Jewell Ridge pipeline;

(iv) Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(v) Indebtedness incurred in connection with any Permitted Hedge Agreement;

(vi) Indebtedness relating to a Permitted Acquisition that is either:

(A) Indebtedness of any Subsidiary acquired in a Permitted Acquisition so long as: (x) such Indebtedness existed at the time of consummation of such Permitted Acquisition and (y) such Indebtedness was not incurred in connection with or in contemplation of such Permitted Acquisition; or

(B) Indebtedness incurred in connection with, or in contemplation of, financing a Permitted Acquisition of not more than $25,000,000 in the aggregate outstanding at any one time, provided, that the terms and conditions of any such Indebtedness are reasonably acceptable to the Paying Agent;

(vii) Indebtedness of the type reflected in clause (j) of the definition of Indebtedness arising out of or with respect to surety and performance bonds procured by the Loan Parties in the ordinary course of its business, and Indebtedness secured by Liens permitted by clauses (i), (ii), (iii), (iv) and (xiii) of the definition of Permitted Liens;

(viii) Indebtedness incurred in connection with Guaranties permitted under Section 8.2.3; and

(ix) In addition to the above, unsecured Indebtedness of up to $10,000,000 in the aggregate outstanding at any one time.

8.2.2 Liens.

Each of the Loan Parties shall not at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens.

8.2.3 Guaranties.

Each of the Loan Parties shall not at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except:

(i) Guaranties of Indebtedness of the Loan Parties permitted hereunder:

(ii) Guaranties made by the Loan Parties required by the provisions of the CONSOL Energy Note Indenture:

(iii) any Guaranty by any Loan Party of representations, warranties, performance covenants, or indemnities arising in connection with any sale or other disposition of assets of any Loan Party permitted by this Agreement;

(iv) any Guaranty of any Loan Party’s commitment or obligation to make an investment that is permitted by Sections 8.2.4(vi), (vii) or (viii) [Loans and Investments];

(v) any Guaranty by any Loan Party of any obligation of any other Loan Party;

(vi) any Guaranty by any Loan Party pursuant to the Guaranty Agreement;

(vii) any existing Guaranty that is set forth on Schedule 8.2.3; and

(viii) any Guaranty by any Loan Party, other than those specifically excepted pursuant to clauses (i) through (vii) above, for outstanding obligations (whether contingent or otherwise) so long as the outstanding aggregate amount of such Guaranties, at such time, does not exceed $25,000,000; provided that for the purposes of calculating the outstanding aggregate amount of such Guaranties, this aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such Guaranties for the period from the Closing Date through and including the date of determination.

8.2.4 Loans and Investments.

Each of the Loan Parties shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) loans or advances to and investments in other Loan Parties;

(v) in connection with the management of employee benefit trust funds of any Loan Party, investment of such employee benefit trust funds in investments of a type generally and customarily used in the management of employee benefit trust funds;

(vi) other than investments consisting of Significant Gathering Systems and other than those investments specifically described in clauses (i) through (v) above and (vii) and (ix) below, investments made by the Loan Parties after the Closing Date in all Persons (other than the Loan Parties) in the form of cash, non-cash assets, unpaid loans or advances from the Loan Parties, so long as the outstanding aggregate amount of such investments, at such time, does not exceed $75,000,000; provided that for purposes of calculating the outstanding aggregate amount of such investments, such aggregate amount shall be reduced by the aggregate amount of any quantifiable rebate, dividend, return, or other financial benefit received by such Loan Party with respect to such investments for the period from the Closing Date through and including the date of determination, and provided further, that after giving effect to any such investment permitted under this clause (vi) no Event of Default or Potential Default shall exist or shall result from any such investment;

(vii) the purchase or acquisition of any stock, bonds, notes, securities, partnership interest (whether general or limited), limited liability company interest, or any other investment in connection with a Permitted Acquisition;

(viii) Investments existing as of the Closing Date; and

(ix) any Guaranties permitted under Section 8.2.3(viii).

8.2.5 Dividends and Related Distributions.

Each of the Loan Parties shall not make or pay, or agree to become or remain liable to make or pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of its shares of capital stock, partnership interests or limited liability company interests on account of the purchase, redemption, retirement or acquisition of its shares of capital stock (or warrants, options or rights therefor), partnership interests or limited liability company interests, except:

(i) dividends or other distributions payable to another Loan Party;

(ii) dividends payable by the Borrower and common stock purchases or redemptions made by the Borrower, on common stock issued by the Borrower of up to an aggregate total amount of 50% of Consolidated Net Income determined as of the end of each fiscal quarter of the Borrower for the four fiscal quarters then ended, provided that at the time of any such dividend payment, common stock purchase or redemption and after giving effect thereto, (x) no Event of Default or Potential Default shall exist or shall result from such dividend payment or such common stock purchase or redemption, (y) the Leverage Ratio is 1.0 to 1.0 or less, and (z) the Revolving Facility Usage does not exceed 75% of the lesser of the Borrowing Base and the Revolving Credit Commitment; and

(iii) stock purchases or redemptions in connection with the exercise by employees or members of the board of directors of any Loan Party of any equity securities issued pursuant to an employee or board of directors equity subscription agreement, equity option agreement or equity ownership arrangement or other compensation plan permitted to be issued hereunder.

8.2.6 Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(1) any Loan Party (other than the Borrower) may consolidate or merge into any other Loan Party and any Loan Party may consolidate or merge into Borrower, provided that Borrower is the surviving entity,

(2) any Loan Party that holds only de minimis assets and is not conducting any business may dissolve upon receiving the consent of the Paying Agent on behalf of the Lenders pursuant to Section 10.20, and

(3) any Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of the assets of another Person or of a business or division of another Person (each an “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if such Loan Party is acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iii) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be substantially the same as, or shall support or be complementary to, one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(iv) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(v) for any acquisition consisting of a transaction or series of transactions where the Consideration for such acquisition exceeds $5,000,000, the Borrower shall demonstrate that it shall be in compliance with the covenants contained in Sections 8.2.18 and

8.2.19 after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and including income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition) by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 evidencing such compliance;

(vi) the Consideration paid by the Loan Parties for all Permitted Acquisitions made during any fiscal year of the Loan Parties shall not exceed $50,000,000;

(vii) immediately after the payment of the Consideration, the Borrower reasonably projects that it will have more than $25,000,000 of borrowing capacity (computed as the positive amount that (i) the lesser of the Revolving Credit Commitments and the Borrowing Base, exceeds (ii) the Revolving Facility Usage) under this Agreement; and

(viii) for any acquisition consisting of a transaction or series of transactions where the Consideration for such acquisition exceeds $5,000,000, the Loan Parties shall deliver to the Paying Agent at least five (5) Business Days before such Permitted Acquisition copies of any agreements or drafts of agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition and shall deliver to the Paying Agent such other information about such Person or its assets as the Paying Agent may reasonably require.

8.2.7 Dispositions of Assets (Other Than Proved Reserves) or Subsidiaries.

Other than with regard to Proved Reserves, each of the Loan Parties shall not sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of such Loan Party), except:

(i) transactions involving the sale of Hydrocarbons produced or sold in the ordinary course of business;

(ii) any sale, transfer, lease, sublease or license of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s business;

(iii) any sale, transfer, lease, sublease or license of assets by any Loan Party to another Loan Party;

(iv) any sale, transfer, lease, sublease or license of assets in the ordinary course of business which are replaced by substitute assets;

(v) other than with respect to assets consisting of Significant Gathering Systems, any sale, transfer, lease, sublease or license of assets, so long as within two hundred and seventy (270) days following any such sale, transfer, lease, sublease or license of the assets that were the subject thereof, such assets are replaced by or subject to contractual obligations for the replacement by, substitute, replacement or other assets of the type used in any Loan Party’s business; provided that the fair market value of all assets sold, transferred, leased, subleased or licensed under this clause in any given fiscal year shall not exceed $15,000,000 in the aggregate;

(vi) any sale, transfer, lease, sublease or license of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, which is approved by the Required Lenders; or

(vii) routine farm outs of Gas Properties not included in Proved Reserves.

8.2.8 Affiliate Transactions; Change in Affiliate Contracts.

(i) Each of the Loan Parties shall not enter into or carry out any transaction with an Affiliate thereof (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable terms and conditions that are at least as favorable to such Loan Party as otherwise obtainable in an arm’s-length transaction and is in accordance with all applicable Law; or

(ii) Each of the Loan Parties shall not amend or modify, in any material and adverse respect, the Affiliate Contracts.

8.2.9 Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not own or create directly or indirectly any Subsidiaries other than (i) Excluded Subsidiaries, (ii) any Subsidiary (other than an Excluded Subsidiary) which has joined this Agreement as Guarantor on the Closing Date; and (iii) any Subsidiary formed or acquired after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.17 [Joinder of Guarantors]. Each of the Loan Parties shall not become or agree to (1) become a general partner in any general or limited partnership, except that the Loan Parties may be general partners in other Loan Parties or (2) become a joint venturer or hold a joint venture interest in any joint venture, provided, however, that any Loan Party may become a joint venturer or hold a joint venture interest so long as such Loan Party is not generally liable for the debts and obligations of such joint venture and the liability of such Loan Party in connection with the joint venture qualifies as an investment permitted under Section 8.2.4.

8.2.10 Continuation of or Change in Business.

Each of the Loan Parties shall not engage in any business other than the businesses of the Loan Parties, substantially as conducted and operated by the Loan Parties, taken as a whole, as of the Closing Date or business that supports or is complimentary to such business, and such Loan Party shall not permit any material change in the nature of such business.

8.2.11 Plans and Benefit Arrangements.

None of the Loan Parties shall:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv) fail to make when due, after the application of any grace period, any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto, that, either singularly or when aggregated with other past due contributions, constitutes a material amount;

(v) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

(vi) terminate, or institute proceedings to terminate, any Plan, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

(vii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

(viii) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

8.2.12 Fiscal Year.

The Borrower shall not change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.13 Issuance of Stock.

Each of the Loan Parties (other than the Borrower) shall not issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof to any Person other than another Loan Party.

8.2.14 Changes in Organizational Documents.

Each of the Loan Parties shall not amend in any material respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least five (5) calendar days’ prior written notice to the Paying Agent and the Lenders and, in the event such change would be adverse to the Lenders as reasonably determined by the Paying Agent, obtaining the prior written consent of the Required Lenders.

8.2.15 Negative Pledges.

No Loan Party shall directly or indirectly enter into or assume or become bound by any agreement (other than this Agreement, the other Loan Documents, and the CONSOL Energy Note Indenture), or any provision of any certificate of incorporation, bylaws, partnership agreement, operating agreement, or other organizational formation or governing document prohibiting, conditioning or restricting the creation or assumption of any Lien or encumbrance upon any such Loan Party’s properties, whether now owned or hereafter created or acquired, or otherwise prohibiting or restricting any transaction contemplated hereby; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by any Law or by any Loan Document, (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness or other obligations permitted by this Agreement but only to the extent such restriction or condition is limited to the specific assets subject to a Permitted Lien, (iii) customary provisions in leases or other agreements restricting assignment thereof, or (iv) any condition imposed by the CONSOL Energy Note Indenture.

8.2.16 Hedging.

Borrower will not, and will not permit any Loan Party to, enter into any Hedge Agreement, other than Permitted Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities.

8.2.17 Sale of Proved Reserves; Pooling.

Each of the Loan Parties shall not sell, assign, transfer or convey any interest in any Gas Properties consisting of Proved Reserves and the Loan Parties will not voluntarily pool or unitize all or any part of their Gas Properties consisting of Proved Reserves, except, in each case, as follows:

(i) Extracted Hydrocarbons sold in the ordinary course of business;

(ii) Forced pooling or other action initiated by or at the request of a Loan Party;

(iii) Sales, assignments, transfers or conveyances and pooling and unitizing to or with another Loan Party;

(iv) Investments (within the limits of Section 8.2.4(vi)) or sales of Proved Reserves (whether directly or indirectly by means of the sale or investment of equity interests in a Loan Party or otherwise), provided the sales or investments of all such Proved Reserves permitted under this clause since the date of the last redetermination of the Borrowing Base do not have a market value in excess of $25,000,000 in the aggregate; and

(v) Investments (within the limits of Section 8.2.4(vi)) or sales of Proved Reserves (whether directly or indirectly by means of the sale or investment of equity interests in a Loan Party or otherwise) in excess of those permitted in clauses (i) through (iv) above, provided that simultaneously with any such sale the Borrowing Base is adjusted by amounts agreed to at the time by the Required Borrowing Base Lenders.

8.2.18 Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter, to be greater than 3.0 to 1.0.

8.2.19 Minimum Interest Coverage Ratio.

The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter, to be less than 3.0 to 1.0.

8.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Paying Agent and each of the Lenders:

8.3.1 Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, applicable to the Borrower), financial statements of the Borrower, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.

8.3.2 Annual Financial Statements.

As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended, applicable to the Borrower), financial statements of the Borrower consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing reasonably satisfactory to the Paying Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.

8.3.3 SEC Web Site.

Reports required to be delivered pursuant to clauses 8.3.1 [Quarterly Financial Statements], 8.3.2 [Annual Financial Statements] and 8.3.8 [Other Reports and Information] above shall be deemed to have been delivered on the date on which such report is posted on the SEC’s website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of clauses 8.3.1, 8.3.2 and 8.3.8.

8.3.4 Certificate of the Borrower.

On or prior to the date that the financial statements of the Borrower furnished to the Paying Agent and to the Lenders pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] are required to be furnished, a certificate (each a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer or Treasurer of the Borrower, in the form of Exhibit 8.3.4, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time), (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants].

8.3.5 Notice of Default.

Promptly after any Responsible Officer of the Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by a Responsible Officer of the Borrower setting forth the details of such Event of Default or Potential Default and the action that such Loan Party proposes to take with respect thereto.

8.3.6 Notice of Litigation.

Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party (that would reasonably be expected to result in a liability against such Loan Party), involving a claim or series of claims in excess of $10,000,000 or which if adversely determined would constitute a Material Adverse Change.

8.3.7 Certain Events.

Written notice to the Paying Agent:

(i) at least five (5) calendar days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.7(v),

(ii) within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any material amendment to the organizational documents of any Loan Party (for purposes of the foregoing, it shall be deemed material for, among other things, any amendment to affect the name of the entity) and also within such time limits the other notices required by such Section, and

(iii) promptly after any Loan Party incurs obligations or liabilities that are due and payable arising in connection with or as a result of the early or premature termination of Hedge Agreements (whether or not occurring as a result of a default thereunder), which would exceed $10,000,000 in the aggregate.

8.3.8 Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(ii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by any Loan Party with the Securities and Exchange Commission, provided that the foregoing reports shall be deemed to have been delivered on the date on which such report is posted on the SEC’s web site at www.sec.gov, and such posting shall be deemed to satisfy this reporting requirement,

(iii) a copy of any material order in any material proceeding to which any Loan Party is a party issued by any Official Body, and

(iv) such other reports and information as any of the Lenders may from time to time reasonably request, including without limitation, annual budgets and five year projections of the Borrower. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law that would reasonably be expected to result in a Material Adverse Change.

8.3.9 Notices Regarding Plans and Benefit Arrangements.

8.3.9.1 Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group (regardless of whether the obligation to report said Reportable Event to the PBGC has been waived),

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan, where such withdrawal is likely to result in material withdrawal liability,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA, or

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

8.3.9.2 Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Paying Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3 Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan.

8.3.10 Reserve Reports.

8.3.10.1 Independent Engineer.

As soon as available and in any event within ninety (90) days after December 31 of each year, the Borrower shall have delivered to the Paying Agent a Reserve Report in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by the Independent Engineer (the “December 31 Reserve Report”), setting forth such Independent Engineers’ estimates of the Proved Reserves on the Borrowing Base Properties and the future gross revenue and future net income to be derived from such Proved Reserves as of the Reserve Report Date for each year. The December 31 Reserve Report shall estimate the Proved Reserves and income data for the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves and the Proved Undeveloped Reserves, and shall, in each case, report only the Proved Reserves and income data attributable to each Loan Party’s working interest percentage in or each Loan Party’s pro rata share of, as the case may be, any Proved Reserves located on the Borrowing Base Properties, less each Loan Party’s obligations or pro rata share of such obligations, as the case may be, for advance payments for each such property. All calculations in the December 31 Reserve Report shall be made on a property-by-property and an interest-by-interest basis in order to reflect the varying royalties, costs and expenses, working interests and advance payments applicable to the various Borrowing Base Properties covered by the December 31 Reserve Report. Except as otherwise specifically required herein, the December 31 Reserve Report shall be prepared and presented in accordance with the requirements of the SEC from time to time in effect.

8.3.10.2 Internal Engineer.

As soon as available and in any event within ninety (90) days after June 30 of each year, the Borrower shall have delivered to the Paying Agent an engineering report in form and substance meeting the requirements of the SEC for financial reporting purposes, certified by an internal engineer (the “June 30 Reserve Report”), setting forth such engineers’ estimates of the Proved Reserves on the Borrowing Base Properties and the future gross revenue and future net income to be derived from such Proved Reserves as of the Reserve Report Date for each year. The June 30 Reserve Report shall estimate the Proved Reserves and income data for the Proved Developed Producing Reserves, the Proved Developed Non-Producing Reserves and the Proved Undeveloped Reserves, and shall, in each case, report only the Proved Reserves and income data attributable to each Loan Party’s working interest percentage in or each Loan Party’s pro rata share of, as the case may be, any Proved Reserves located on the Borrowing Base Properties, less each Loan Party’s obligations or pro rata share of such obligations, as the case may be, for advance payments for each such property. All calculations in the June 30 Reserve Report shall be made on a property-by-property and an interest-by-interest basis in order to reflect the varying royalties, costs and expenses, working interests and advance payments applicable to the various Borrowing Base Properties covered by the June 30 Reserve Report. Except as otherwise specifically required herein, the June 30 Reserve Report shall be prepared and presented in accordance with the requirements of the SEC from time to time in effect.

8.3.11 Tax Shelter Provisions.

Promptly after any of the Loan Parties determines that it intends to treat any of the Loans, Letters of Credit or related transactions as being a “reportable transaction” as provided in Section 8.1.11 [Tax Shelter Regulations]

(i) a written notice of such intention to the Paying Agent; and

(ii) a duly completed copy of IRS Form 8886 or any successor form.

9. DEFAULT

9.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1 Payments Under Loan Documents.

(a) The Borrower shall fail to make any scheduled payment of principal of or pay when due any Loan, Reimbursement Obligation or Letter of Credit Borrowing; or

(b) The Borrower shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing; or any other amount owing hereunder or under the other Loan Documents within three (3) days after such interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2 Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or incorrect in any material respect as of the time it was made or furnished;

9.1.3 Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights] or Section 8.2 [Negative Covenants];

9.1.4 Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) Business Days after any Responsible Officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Paying Agent in its sole discretion);

9.1.5 Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party may be obligated as a borrower or guarantor in excess of $10,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6 Final Judgments or Orders.

Any final judgments or orders not covered by insurance for the payment of money in excess of $10,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of sixty (60) days from the date of entry;

9.1.7 Loan Document Unenforceable.

Any of the Loan Documents to which any Loan Party is a party shall cease to be legal, valid, and binding agreements enforceable against any Loan Party executing the same or such Loan Party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall cease to be in full force and effect (except by operation of its terms) or shall be contested or challenged by any Loan Party or any agent thereof or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8 Uninsured Losses; Proceedings Against Assets.

There shall occur (i) any material uninsured damage to or loss, theft or destruction of any Loan Party’s property in excess of $15,000,000 or (ii) any of the Loan Parties’ assets, having a fair market value in excess of $10,000,000, are attached, seized, levied upon by, or subjected to a writ or distress warrant in favor of, or such come within the possession of, any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter;

9.1.9 Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $10,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not (i) paid within sixty (60) days after the same becomes payable or (ii) being contested in good faith and by lawful procedures diligently conducted so long as levy and execution thereon have been stayed or bonded;

9.1.10 Insolvency.

The Loan Parties, taken as whole, cease to be Solvent or any Loan Party admits in writing its inability to pay its debts as they mature;

9.1.11 Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Paying Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Paying Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed ten percent (10%) of its Consolidated Tangible Net Worth; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan (after the application of any grace period), and such failure either singularly or when combined with other such failures, is material in amount; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan, where such withdrawal results in a material withdrawal liability to the Borrower or any member of the ERISA Group; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan, where such withdrawal results in a material withdrawal liability to the Borrower or any member of the ERISA Group; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Paying Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.12 Cessation of Business.

The Loan Parties, taken as a whole cease to conduct their business as contemplated by the Financial Projections, except as expressly permitted under Section 8.2.6 [Liquidations, Mergers, Etc.] or 8.2.7 [Disposition of Assets or Subsidiaries], or the Loan Parties, taken as a whole, are enjoined, restrained or in any way prevented by court order from conducting all or any material part of their business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.13 Change of Control.

Any Change of Control shall occur;

9.1.14 Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; or

9.1.15 Voluntary Proceedings.

Any Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.1.16 Borrowing Base.

Any failure to eliminate any Borrowing Base deficiency in accordance with Section 5.6, including any failure of the dedicated cash flow from the production of the Borrower’s and the Loan Parties’ Gas Properties to cure the Borrowing Base deficiency within the time period specified by and in accordance with Section 5.6.

9.2 Consequences of Event of Default.

9.2.1 Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.13 and 9.1.16 shall occur and be continuing, the Lenders and the Paying Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Paying Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Paying Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Paying Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Paying Agent and the Lenders, and grants to the Paying Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Paying Agent shall return such cash collateral to the Borrower; and

9.2.2 Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.14 [Involuntary Proceedings] or 9.1.15 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3 Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by any Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Paying Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of any Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Guaranty or any other security, right or remedy available to any Lender or the Paying Agent; and

9.2.4 Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Paying Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Paying Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Paying Agent or such Lender; and

9.2.5 Application of Proceeds.

From and after the date on which the Paying Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Paying Agent from the exercise of any remedy by the Paying Agent, shall be applied as follows:

(i) first, to reimburse the Paying Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Paying Agent or the Lenders in connection with collection of any Obligations of any of the Loan Parties under any of the Loan Documents;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement or any of the other Loan Documents or a Specified Hedge Agreement, whether of principal, interest, fees, expenses or otherwise, on a pro rata basis; and

(iii) the balance, if any, as required by Law.

9.2.6 Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Paying Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Paying Agent and the Lenders under the Loan Documents or applicable Law.

9.3 Notice of Sale.

Any notice required to be given by the Paying Agent of any intended action by the Paying Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

10. THE PAYING AGENT; THE CO-ADMINISTRATIVE AGENTS

10.1 Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes: (i) PNC Bank to act as Paying Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents, and (ii) authorizes each of Citibank, N.A. and PNC Bank to act as Co-Administrative Agents for each Lender under this Agreement. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Paying Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Paying Agent, the Co-Administrative Agents or any of them by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Paying Agent on behalf of the Lenders to the extent provided in this Agreement, and each of Citibank, N.A. and PNC Bank agrees to act as Co-Administrative Agents on behalf of the Lenders to the extent provided in this Agreement.

10.2 Delegation of Duties.

The Co-Administrative Agents and the Paying Agent may perform any of their respective duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of their respective duties as Co-Administrative Agents or Paying Agent, as the case may be) and, subject to Sections 10.5 [Reimbursement and Indemnification of Agents by the Borrower] and 10.6 [Exculpatory Provisions, Etc.], shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained. It is acknowledged and agreed that each of Bank of America, N.A., BNP Paribas, and Calyon New York Branch has received the title of co-documentation agent under this Agreement, however such designations are solely to give each of Bank of America, N.A., BNP Paribas, and Calyon New York Branch its respective title and each of Bank of America, N.A., BNP Paribas, and Calyon New York Branch has no duties, responsibilities, functions, obligations or liabilities implied or otherwise under the Loan Documents solely as a result of being so designated as a co-documentation agent.

10.3 Nature of Duties; Independent Credit Investigation.

Neither the Co-Administrative Agents nor the Paying Agent shall have any duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Paying Agent and the Co-Administrative Agents shall be mechanical and administrative in nature; neither the Paying Agent nor the Co-Administrative Agents shall have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Paying Agent or any Co-Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agents” in this Agreement with reference to the Paying Agent or the Co-Administrative Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that neither the Paying Agent nor any Co-Administrative Agent has made any representations or warranties to it and that no act by the Paying Agent or any Co-Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Paying Agent or any Co-Administrative Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Paying Agent or any Co-Administrative Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that neither the Paying Agent nor any Co-Administrative Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4 Actions in Discretion of Agents; Instructions From the Lenders.

The Paying Agent and each Co-Administrative Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Paying Agent’s or such Co-Administrative Agent’s rights, powers or discretion herein, provided that neither the Paying Agent nor any Co-Administrative Agent shall be required to take any action that exposes the Paying Agent or any Co-Administrative Agent to personal liability or that is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Paying Agent and each Co-Administrative Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 10.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 10.6, no Lender shall have any right of action whatsoever against the Paying Agent or any Co-Administrative Agent as a result of the Paying Agent or any Co-Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders, or in the absence of such instructions, in the absolute discretion of the Paying Agent or the Co-Administrative Agents, as the case may be.

10.5 Reimbursement and Indemnification of Agents by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Paying Agent and each Co-Administrative Agent and hold the Paying Agent and each Co-Administrative Agent and any of their respective directors, officers, employees, agents, attorneys or Affiliates harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel, appraisers and environmental consultants, incurred by the Paying Agent or any Co-Administrative Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Paying Agent or any Co-Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Paying Agent or any Co-Administrative Agent hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Paying Agent’s or any Co-Administrative Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the

Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without notice to or the consent of the Borrower, which consent shall not be unreasonably withheld. In addition, subsequent to an Event of Default, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Paying Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties in accordance with the terms of this Agreement.

10.6 Exculpatory Provisions; Limitation of Liability.

Neither the Paying Agent, any Co-Administrative Agent nor any of their respective directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Paying Agent, any Co-Administrative Agent or any of their respective Subsidiaries against the Paying Agent, any Co-Administrative Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Paying Agent, each Co-Administrative Agent and each Lender hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Paying Agent or any Co-Administrative Agent hereunder or given to the Paying Agent or any Co-Administrative Agent for the account of or with copies for the Lenders, the Paying Agent, each Co-Administrative Agent and each of their respective directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties that may come into the possession of the Paying Agent, any Co-Administrative Agent or any of their respective directors, officers, employees, agents, attorneys or Affiliates.

10.7 Reimbursement and Indemnification of Agents by Lenders.

Each Lender agrees to reimburse and indemnify the Paying Agent and each Co-Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share, from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Paying Agent, any Co-Administrative Agent, or any of them in their respective capacities as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Paying Agent, or any Co-Administrative Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Paying Agent’s or any Co-Administrative Agent’s gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Paying Agent and each Co-Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Paying Agent or the Co-Administrative Agents, as the case may be in connection with the periodic audit of the Loan Parties’ books, records and business properties by the Paying Agent or the Co-Administrative Agents. The respective obligations of the Lenders under this Section 10.7 are several and not joint and no Lender shall be responsible for the failure of any other L ender to satisfy its obligations hereunder.

10.8 Reliance by Agents.

The Paying Agent and each Co-Administrative Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, electronic signature delivery system (in a form acceptable to the Paying Agent), resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone, or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Paying Agent or any Co-Administrative Agent. The Paying Agent and each Co-Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9 Notice of Default.

Neither the Paying Agent nor any Co-Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless such Paying Agent or Co-Administrative Agent, as the case may be, has received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.”

10.10 Notices.

Each of the Paying Agent and each Co-Administrative Agent agrees to promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Paying Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

10.11 Lenders in Their Individual Capacities.

With respect to its Revolving Credit Commitment and the Revolving Credit Loans made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Paying Agent and each Co-Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Paying Agent or a Co-Administrative Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Paying Agent and each Co-Administrative Agent in its individual capacity. Citibank, N.A. and its Affiliates, PNC Bank and its Affiliates, and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Paying Agent or any Co-Administrative Agent, as though it were not acting as Paying Agent or Co-Administrative Agent, as the case may be, hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Paying Agent or its Affiliates or any Co-Administrative Agent or its respective Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that neither the Paying Agent nor any Co-Administrative Agent shall be under an obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.12 Holders of Notes.

The Paying Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Paying Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.13 Equalization of Lenders.

The Lenders agree among themselves that, with respect to all amounts received by any Lender or any such holder for application on any Obligation relating to the Notes whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in the Obligations then due and payable relating to the Notes, provided that payments made to any Lender in respect of Obligations arising under Section 4.4.3 [Paying Agent’s and Lender’s Rights], 5.4.2 [Replacement of a Lender] or 5.5 [Additional Compensation in Certain Circumstances] may be retained by such Lender. The Lenders or any such holder receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders and each such holder in the aggregate unpaid amount under the Notes, provided that if all or any portion of such excess amount is thereafter recovered from the Lender or the holder making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender or the holder making such purchase.

10.14 Successor Agents.

Any Co-Administrative Agent, the Paying Agent or the Technical Agent (i) may resign as Co-Administrative Agent, Paying Agent or Technical Agent, as the case may be, or (ii) shall resign if such resignation is requested by the Required Lenders (if the Co-Administrative Agent, the Paying Agent or the Technical Agent is a Lender, such Co-Administrative Agent’s, Paying Agent’s or Technical Agent’s Loans and its Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 5.4.2 [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty (30) days’ prior written notice to the Borrower. If any Co-Administrative Agent, Paying Agent or Technical Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor to such Co-Administrative Agent, such Paying Agent, or such Technical Agent for the Lenders, subject to the consent of such Lender being so appointed and so long as no Event of Default or Potential Default shall have occurred and be continuing, subject to the approval of the Borrower (such approval by the Borrower not to be unreasonably withheld) or (b) if a successor Co-Administrative Agent, Paying Agent or Technical Agent shall not be so appointed and approved within the thirty (30) day period following a Co-Administrative Agent’s, Paying Agent’s or Technical Agent’s notice to the Lenders of its resignation, then the resigning Co-Administrative Agent, the resigning Paying Agent or the resigning Technical Agent, as the case may be, shall appoint a successor Co-Administrative Agent, Paying Agent or Technical Agent, subject to the approval of such proposed successor and so long as no Event of Default or Potential Default shall have occurred and be continuing, subject to the approval of the Borrower (such approval by the Borrower not to be unreasonably withheld), who shall serve as a Co-Administrative Agent, Paying Agent or Technical Agent, as the case may be, until such time as the Required Lenders appoint and so long as no Event of Default or Potential Default shall have occurred and be continuing, Borrower approves (such approval by the Borrower not to be unreasonably withheld), a successor to such resigning Co-Administrative Agent, Paying Agent or Technical Agent. Upon appointment of a successor Co-Administrative Agent, Paying Agent or Technical Agent pursuant to either clause (a) or (b) above, such successor Co-Administrative Agent, Paying Agent or Technical Agent shall succeed to the rights, powers and duties of the resigning Co-Administrative Agent, Paying Agent, or Technical Agent, as the case may be, and the terms “Co-Administrative Agent,” “Paying Agent” and “Technical Agent” shall mean such successor Co-Administrative Agent, Paying Agent or Technical Agent, as the case may be, effective upon its appointment, and the former Co-Administrative Agent’s, Paying Agent’s or Technical Agent’s rights, powers and duties as Co-Administrative Agent, Paying Agent or Technical Agent shall be terminated without any other or further act or deed on the part of such former Co-Administrative Agent, Paying Agent, Technical Agent or any of the parties to this Agreement. After the resignation and replacement of any Co-Administrative Agent, any Paying Agent or any Technical Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Paying Agent, former Technical Agent and each former Co-Administrative Agent and such former Paying Agent, former Technical Agent and each former Co-Administrative Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was a Paying Agent, a Technical Agent or a Co-Administrative Agent under this Agreement.

10.15 Agent’s Fee.

The Borrower shall pay to the Paying Agent a nonrefundable fee (the “Agent’s Fee”) under the terms of a letter (the “Paying Agent’s Letter”) between the Borrower and Paying Agent, as amended from time to time.

10.16 Availability of Funds.

The Paying Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Paying Agent unless the Paying Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Paying Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Paying Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Paying Agent). The Paying Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Paying Agent by such Lender, the Paying Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Paying Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17 Calculations.

In the absence of gross negligence or willful misconduct, the Paying Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Paying Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18 No Reliance on Agents’ Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Paying Agent or any Co-Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

10.19 Beneficiaries.

Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Paying Agent, each Co-Administrative Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing their respective functions and duties under this Agreement, the Paying Agent and each Co-Administrative Agent shall act solely as Paying Agent or Co-Administrative Agent, as the case may be, of the Lenders and do not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

10.20 Certain Releases of Guarantors.

It is expressly agreed by each Lender, that upon the written request of the Borrower (accompanied by such certificates and other documentation as the Paying Agent may reasonably request) the Paying Agent on behalf of the Lenders and without any consent or action by any Lender, shall, so long as no Event of Default exists after giving effect thereto, release any Guarantor from a Guaranty Agreement in connection with any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement, such release to include releases from the Guaranty Agreement of any Loan Party that ceases to be a Subsidiary pursuant to any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement. Furthermore, to the extent that any Loan Party holds de minimis assets and is not conducting any business, the Paying Agent on behalf of the Lenders and without any consent or action by any Lender, shall consent to the dissolution of such Loan Party and release such Loan Party as a Guarantor pursuant to the procedure set forth above.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Paying Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

11.1.1 Increase of Commitment; Extension of Expiration Date; Modification of Terms of Payment.

without the written consent of all Lenders affected thereby:

(i) increase the amount of any Revolving Credit Commitment or Swing Loan Commitment (other than any increase in the amount of the Revolving Credit Commitments in accordance with Section 2.12 [Increase in Commitments], which increase shall not require the consent of any Lender, other than each Lender increasing its Revolving Credit Commitment),

(ii) extend the Expiration Date,

(iii) whether or not any Revolving Credit Loans are outstanding, extend the time for payment of principal or interest of any Revolving Credit Loan or any fee payable to any Lender that has a Revolving Credit Commitment,

(iv) reduce the principal amount of or the rate of interest borne by any Revolving Credit Loan or the Swing Loan, reduce the rate of any fee payable to any Lender that has a Revolving Credit Commitment or Swing Loan Commitment; or

(v) modify a Lender’s right to receive pro-rata distribution of payments and proceeds;

11.1.2 Release of Guarantor.

without the written consent of all Lenders, release any Guarantor from its Obligations under the Guaranty Agreement, provided that the foregoing consent shall not be required in connection with any sale, transfer, lease, disposition, merger or other transaction otherwise permitted by this Agreement, which such consents are given solely by the Paying Agent pursuant to Section 10.20;

11.1.3 Borrowing Base

without the written consent of the Required Borrowing Base Lenders, make any modifications to the Borrowing Base; or

11.1.4 Miscellaneous.

without the written consent of all Lenders, amend Section 5.2 [Pro Rata Treatment of Lenders], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, change the definition of Required Borrowing Base Lenders, or change any requirement providing for the Lenders, the Required Borrowing Base Lenders, or the Required Borrowing Base Lenders to authorize the taking of any action hereunder;

provided, further, that no agreement, waiver or consent which would modify the interests, rights or obligations of the Paying Agent in its capacity as Paying Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Paying Agent.

11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Paying Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Paying Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Paying Agent or any Co-Administrative Agent, as to which the Borrower’s Obligations are set forth in Section 10.5 [Reimbursement and Indemnification of Agents by the Borrower]) and to save such Lender and any of its directors, officers, employees, agents, attorneys or Affiliates harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including reasonable fees and expenses of counsel for each Lender except with respect to (a) and (b) below), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, and (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders, each Co-Administrative Agent and the Paying Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Paying Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees unconditionally to save each Co-Administrative Agent, the Paying Agent and the Lenders and any of their respective directors, officers, employees, agents, attorneys or Affiliates harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4 Holidays.

Whenever payment of principal on a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of principal on the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Funding by Branch, Subsidiary or Affiliate.

11.5.1 Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation under this Agreement than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

11.5.2 Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 5.5 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

11.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Paying Agent, and the Paying Agent shall promptly notify the other Lenders of its receipt of such Notice.

11.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8 Governing Law.

Each Letter of Credit and Section 2.10 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by any Co-Administrative Agent, the Paying Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Sections 10.5 [Reimbursement and Indemnification of Agents by the Borrower, Etc.], 10.7 [Reimbursement and Indemnification of Agents by Lenders] and 11.3 [Reimbursement and Indemnification of Lenders by the Borrower; Taxes], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11 Successors and Assigns; Joinder of New Lenders.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Paying Agent, each Co-Administrative Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it, subject to the consent of the Borrower and the Paying Agent with respect to any assignment, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required if an Event of Default exists and is continuing, (2) any assignment by a Lender to any Person may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Lender’s Revolving Credit Commitment unless such assignment is to an Affiliate of such Lender or to another Lender, which such assignment may be made in an amount less than $5,000,000, (3) any assignment by a Lender of its Loans or its Commitments to any other Lender may be made without the consent of either of the Borrower or the Paying Agent upon written notice of such assignment to the Paying Agent and compliance with the terms and conditions of this Section, and (4) any assignment by a Lender of its Loans or its Commitments to an Affiliate of such Lender may be made without the consent of either of the Borrower or the Paying Agent upon written notice of such assignment to the

Paying Agent and compliance with the terms and conditions of this Section. Notwithstanding the foregoing, in the event that the Lender is assigning its entire remaining amount of Lender’s Commitment, the amounts specified in the immediately preceding clause (2) shall not be applicable. In the case of an assignment, upon receipt by the Paying Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations whether in respect of any one of its Revolving Credit Commitment, its Swing Loan Commitment, or Loans. Any Lender that assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Lender shall pay to the Paying Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1 [Increase of Commitment, Etc.] or 11.1.2 [Release of Guarantor]), all of such Lender’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Paying Agent the form of certificate described in Section 11.17.1 [Tax Withholding] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Lender in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Paying Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

(iv) A bank which is to become a party to this Agreement pursuant to Section 5.4.2 hereof or otherwise (each an “Additional Lender”) shall execute and deliver to Paying Agent a New Lender Joinder to this Agreement in substantially the form attached hereto as Exhibit 1.1(B). Upon execution and delivery of a New Lender Joinder, such Additional Lender shall be a party hereto and a Lender under each of the Loan Documents for all purposes, except that such Additional Lender shall not participate in any Loans to which the Euro-Rate Option applies which are outstanding on the effective date of such New Lender Joinder. If Borrower should renew after the effective date of such New Lender Joinder the Euro-Rate Option with respect to Loans existing on such date, Borrower shall be deemed to repay the applicable Loans on the renewal date and then reborrow a similar amount on such date so that the Additional Lender shall participate in such Loans after such renewal date. Schedule 1.1(B) shall be amended and restated on the date of such New Lender Joinder to revise the information contained therein as appropriate to reflect the information on the attachment to such New Lender Joinder. Simultaneously with the execution and delivery of such New Lender Joinder, Borrower shall execute a Revolving Credit Note, and deliver it to such Additional Lender together with originals of such other documents described in Section 7.1 hereof as such Additional Lender may reasonably require.

11.12 Confidentiality.

11.12.1 General.

The Paying Agent, the Co-Administrative Agents, and the Lenders each agree to keep confidential all information obtained from any Loan Party which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Paying Agent, the Co-Administrative Agents and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11 [Successors and Assigns; Joinder of New Lenders], and prospective assignees and participants or to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement that agree to be bound by this confidentiality provision, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure.

11.12.2 Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 11.12.1 [General] as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. Delivery of an executed signature page by telecopy or electronic signature delivery system (in either case in a form acceptable to the Paying Agent) shall be effective as delivery of a manually executed signature page to this Agreement and to the Assignment and Assumption Agreement.

11.14 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.15 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE PAYING AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT TO THE FULL EXTENT PERMITTED BY LAW.

11.16 Certifications From Lenders and Participants

11.16.1 Tax Withholding.

(i) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Paying Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Paying Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Paying Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Paying Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Paying Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Paying Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Paying Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Paying Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Paying Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

(ii) If any taxes are required to be withheld from any amounts payable to any Lender hereunder or under the Notes or Letters of Credit, the amounts payable to such Lender shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such deductions been made. The Borrower shall not, however, be required to pay any additional amount pursuant to the preceding sentence to any Lender or any assignee or participant that is not organized under the laws of the United States of America or any state thereof, if such Lender, assignee or participant fails to comply with the requirements of this Section. Whenever any taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Paying Agent for the account of such Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any taxes when due to the appropriate taxing authority or fails to remit to the Paying Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Paying Agent, the Co-Administrative Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by the Paying Agent or any Lender as a result of any such failure. The agreements in this section shall survive the termination of this Agreement and the payment in full of the Obligations hereunder.

11.16.2 USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Paying Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

11.17 Joinder of Guarantors.

Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Paying Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(1) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties and (ii) documents in the forms described in Section 7.1 [First Loans, Etc.] modified as appropriate to relate to such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Paying Agent within twenty (20) calendar days after (i) if such Subsidiary is newly formed, the date of the filing of such Subsidiary’s articles of incorporation if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership, or the date of its organization if it is an entity other than a limited partnership or corporation or (ii) if such Subsidiary is an existing Person newly acquired pursuant to a Permitted Acquisition, the date of the closing of the transaction constituting such Permitted Acquisition.

11.18 Register.

The Paying Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address for notices referred to at Section 11.6 [Notices] a register (the “Register”) and an account for each Lender in which the Paying Agent will record the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Paying Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Commitments and the Loans recorded therein for all purposes of this Agreement; provided, however that the failure of the Paying Agent to maintain the Register or an account for any Lender shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement. An assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption Agreement, and thereupon one or more new Notes in the same aggregate principal amount shall be issued by the Borrower in the appropriate amount(s) to the designated assignee and the assigning Lender, if such Lender retains any portion of its Loans, and the old Notes shall be returned by the Paying Agent to the Borrower marked “replaced.” The Paying Agent shall maintain a copy of each Assignment and Assumption Agreement delivered to it as part of the Register. The Register shall be available for inspection by the Borrower, and the Lenders and their representatives (including counsel and accountants), at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of a duly completed Assignment and Assumption Agreement executed by an assigning Lender and an assignee and meeting the requirements set forth in Section 11.11 [Successors and Assigns; Joinder of New Lenders] hereof, the Paying Agent shall (i) accept such Assignment and Assumption Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Lenders. Notwithstanding anything to the contrary contained herein, no assignment under Section 11.11 shall be effective unless and until the Paying Agent shall have recorded such assignment in the Register. The Paying Agent shall record the name of the transferor, the name of the transferee, and the amount of the transfer in the of all documents required pursuant to Section 11.11 and such other documents as the Paying Agent may reasonably request.

11.19 Certain Actions by Agent.

Each Lender hereby expressly agrees and irrevocably authorizes the Paying Agent that, so long as no Event of Default exists (as certified by the Loan Parties to the Paying Agent), the Paying Agent, upon request of the Borrower, may in connection with any sale, transfer, lease, disposition, merger or other transaction permitted by this Agreement (including without limitation any merger permitted by Section 8.2.6 [Liquidations, Mergers, Consolidations, Acquisitions] or sales of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries]) release any Guarantor from the Obligations under the Loan Documents.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE - CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

CNX GAS CORPORATION

By:	/s/ Gary J. Bench
Name:	Gary J. Bench
Title:	Chief Financial Officer and Treasurer

CNX GAS COMPANY LLC

By:	/s/ Ronald E. Smith
Name:	Ronald E. Smith
Title:	President

CARDINAL STATES GATHERING COMPANY

By:	CNX Gas Company LLC, as Partnership Manager

By:	/s/ Ronald E. Smith
Name:	Ronald E. Smith
Title:	President

[SIGNATURE PAGE - CREDIT AGREEMENT]

BANK OF AMERICA, N.A., individually and as Co-Documentation Agent

By:	/s/ Christen A. Lacey
Name:	Christen A. Lacey
Title:	Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

BANK OF OKLAHOMA, N.A.

By:	/s/ Lindsay D. Sherrer
Name:	Lindsay D. Sherrer
Title:	Assistant Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

BNP PARIBAS, individually and as Co-Documentation Agent

By:	/s/ Mark A. Cox
Name:	Mark A. Cox
Title:	Director

By:	/s/ Greg Smothers
Name:	Greg Smothers
Title:	Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

CALYON NEW YORK BRANCH, individually and as Co-Documentation Agent

By:	/s/ Bertrand Cord’ homme
Name:	Bertrand Cord’ homme
Title:	Director

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Director

[SIGNATURE PAGE - CREDIT AGREEMENT]

CITIBANK, N.A., individually, as Co-Administrative Agent and as Technical Agent

By:	/s/ Raymond G. Dunning
Name:	Raymond G. Dunning
Title:	Managing Director

[SIGNATURE PAGE - CREDIT AGREEMENT]

HARRIS NESBITT FINANCING, INC.

By:	/s/ Mary Lou Allen
Name:	Mary Lou Allen
Title:	Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Charles Kingswell-Smith
Name:	Charles Kingswell-Smith
Title:	Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

NATIONAL CITY BANK OF PENNSYLVANIA

By:	/s/ Susan J. Dimmick
Name:	Susan J. Dimmick
Title:	Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually, as Co-Administrative Agent and as Paying Agent

By:	/s/ Norman W. Harkleroad
Name:	Norman W. Harkleroad
Title:	Senior Vice President

[SIGNATURE PAGE - CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

[SIGNATURE PAGE - CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Russell Clingman
Name:	Russell Clingman
Title:	Director

[SIGNATURE PAGE - CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.

By:	/s/ Tim Green
Name:	Tim Green
Title:	Portfolio Manager

SCHEDULE 1.1(A)

PRICING GRID

Level	Utilization Percentage	Euro-Rate Spread	Base Rate Spread	Letter of Credit Fee	Commitment Fee
I	less than or equal to 50%	1.00%	0.00%	1.00%	0.25%

II	greater than 50%, but less than or equal to 75%	1.25%	0.00%	1.25%	0.25%

III	greater than 75%, but less than or equal to 90%	1.50%	0.00%	1.50%	0.30%

IV	greater than 90%	1.75%	0.25%	1.75%	0.35%

For purposes of determining the Applicable Margin, the Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate:

(a) From the Closing Date through March 31, 2006 (the “Initial Period”), the Applicable Margin, Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate shall be the respective amounts set forth under Level I of this Schedule 1.1(A) set forth above.

(b) It is expressly agreed that after the Initial Period, the Applicable Margin, the Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate shall be determined based upon Schedule 1.1(A) above; provided, however, that the Applicable Margin, the Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Rate shall be set as of the Financials Delivery Date regardless of the actual date that a Compliance Certificate is provided to the Lenders.